                                                                  Exhibit 10.32





                               OPERATING AGREEMENT

                                       OF

                          PROSPECT PARK RESIDENCE, LLC

                      A NEW YORK LIMITED LIABILITY COMPANY

                                TABLE OF CONTENTS
                                       OF
                          PROSPECT PARK RESIDENCE, LLC
                      A NEW YORK LIMITED LIABILITY COMPANY

DESCRIPTION                                                                                                 PAGE NO.
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         1.       Formation..............................................................................         1

                  1.1. Definitions.......................................................................         1
                  1.2. Formation.........................................................................         1
                  1.3. Name and Place of Business........................................................         1
                  1.4. Purpose ..........................................................................         1
                  1.5. Conflicts of Interest ............................................................         1
                  1.6. Agent for Service of Process .....................................................         1
                  1.7. Term..............................................................................         2

         2.       Membership.............................................................................         2

                  2.1. Initial Members ..................................................................         2
                  2.2. General Representations and Warranties. ..........................................         2
                       2.2.1. Authorization .............................................................         2
                       2.2.2. Compliance with Other Instruments. ........................................         2
                       2.2.3. Purchase Entirely for Own Account .........................................         2
                       2.2.4. Investment Sophistication..................................................         2
                       2.2.5. Access to Information .....................................................         2
                       2.2.6. Federal and State Securities Laws .........................................         3
                       2.2.7. Legends ...................................................................         3

                  2.3. LLC Shares .......................................................................         3
                  2.4. Additional Members ...............................................................         3
                  2.5. Admission of Substitute Members ..................................................         3
                  2.6. Resignation or Withdrawal of a Member. ...........................................         3
                  2.7. Compensation of Members. .........................................................         3
                  2.8. Dissociation of a Member..........................................................         3
                  2.9. Rights of Dissociating Member ....................................................         4

         3.       Capital Contributions..................................................................         4

                  3.1. Initial Contributions.............................................................         4
                  3.2. Issuance of Shares ...............................................................         5
                  3.3. Loans or Additional Contributions.................................................         5

DESCRIPTION                                                                                                PAGE NO.
                           3.3.1.   Acquisition Financing...............................................      5
                           3.3.2.   Construction and Permanent Financing................................      5
                           3.3.3.   Inability to Secure Financing.......................................      6

                                    3.3.3.1. DKL Assumes Responsibility.................................      6
                                    3.3.3.2. Sale to Highest Bidder.....................................      6
                                    3.3.3.3. Sale at a Loss.............................................      6

                                    3.3.3.4. DKL's Rights to Make Payment
                                    on the Acquisition Loan.............................................      6

                           3.3.4.   Other Loans or Additional Contributions.............................      7

                                    3.3.4.1. Loans......................................................      7
                                    3.3.4.2. Additional Contributions...................................      7

                  3.4.     Default in Making Contributions..............................................      7

                           3.4.1.   Remedies............................................................      7
                           3.4.2.   Contribution Loan...................................................      7
                           3.4.3.   Other Remedies......................................................      8

                                    3.4.3.1. Share Reduction............................................      8
                                    3.4.3.2. Purchase of Shares.........................................      8

                           3.4.4.   Exception...........................................................      9

                  3.5.     Interest ....................................................................      9
                  3.6.     Individual Capital Accounts .................................................      9

                           3.6.1.   Additions to Capital Account .......................................      9
                           3.6.2.   Subtractions from Capital Account ..................................      9
                           3.6.3.   Compliance with Regulations. .......................................      9
                           3.6.4.   Capital Account Adjustment .........................................      9

         4.       Management and Restrictions...........................................................     10

                  4.1.     Management Committee.........................................................     10
                  4.2.     Management Committee Responsibilities........................................     10

                           4.2.1.   By ARV..............................................................     10
                           4.2.2.   By DKL..............................................................     10

DESCRIPTION                                                                                                PAGE NO.
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                           4.2.3. By Management Committee..............................................       10
                           4.2.4. Cooperation..........................................................       11

                  4.3.     Power of Attorney. .........................................................       11
                  4.4.     Impasses....................................................................       12
                  4.5.     Authority of Members........................................................       12
                  4.6.     Fees........................................................................       13

                           4.6.1. Project Management...................................................       13
                           4.6.2. Construction.........................................................       13

                  4.7.     Amendment of Certificate or Agreement ......................................       13
                  4.8.     Liability of Members to the Other Members and the LLC;
                           Indemnity of Members........................................................       13

                           4.8.1. Liability............................................................       13
                           4.8.2. Indemnification .....................................................       13

         5.       Officers.............................................................................       15

                  5.1.     Appointment of Officers ....................................................       15
                  5.2.     Compensation of Officers....................................................       15
                  5.3.     Term of Office .............................................................       15
                  5.4.     Duties of Chairman .........................................................       15
                  5.5.     Duties of Vice-Chairman ....................................................       15
                  5.6.     Duties of President ........................................................       15
                  5.7.     Duties of Vice President ...................................................       15
                  5.8.     Duties of Secretary ........................................................       16
                  5.9.     Duties of Assistant Secretary...............................................       16
                  5.10.    Duties of Treasurer ........................................................       16
                  5.11.    Duties of Assistant Treasurer...............................................       16

         6.       Share Certificates...................................................................       16

                  6.1.     Certificates ...............................................................       16
                  6.2.     Replacement Certificates ...................................................       16
                  6.3.     Rights of Registered Owner .................................................       17

         7.       Allocations of Profit and Loss ......................................................       17

                  7.1.     Loss .......................................................................       17

DESCRIPTION                                                                                                PAGE NO.
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                  7.2.     Profit .....................................................................       17
                  7.3.     Allocations for Tax Purposes ...............................................       17

                           7.3.1. Tax Allocations .....................................................       17
                           7.3.2. Partnership Tax Treatment ...........................................       17
                           7.3.3. Allocations upon Transfers of LLC Interests..........................       17

         8.       Distributions........................................................................       18

                  8.1.     Distributions of Cash Flow .................................................       18
                  8.2.     Return of Distributions in Certain Circumstances ...........................       18
                  8.3.     Withholding Taxes ..........................................................       18

         9.       Members..............................................................................       19

                  9.1.     Liability of Members .......................................................       19
                  9.2.     No Distributions in Kind....................................................       19
                  9.3.     Bankruptcy of a Member .....................................................       19

         10.      Transfer of LLC Interests............................................................       19

                  10.1.    Transfer ...................................................................       19
                  10.2.    Transfer Void...............................................................       19
                  10.3.    Rights of Assignees.........................................................       19
                  10.4.    Admission of Permitted Transferees..........................................       19
                  10.5.    Right of First Refusal......................................................       20

                           10.5.1. Grant...............................................................       20
                           10.5.2. Notice of Intended Disposition......................................       20
                           10.5.3. Exercise of Right...................................................       20
                           10.5.4. Secondary Right of Other Members....................................       20
                           10.5.5. Valuation...........................................................       20
                           10.5.6. Full Exercise of Rights.............................................       21
                           10.5.7. Partial Exercise of Right...........................................       21
                           10.5.8. Non-Exercise of Right...............................................       21
                           10.5.9. Recapitalization/Merger.............................................       21

DESCRIPTION                                                                                                PAGE NO.
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                  10.6.    Marital Dissolution or Legal Separation......................................      22

                           10.6.1. Grant................................................................      22
                           10.6.2. Notice of Decree or Agreement........................................      22
                           10.6.3. Exercise of Special Purchase Right...................................      22

                  10.7.    Effect of Charging Order.....................................................      23
                  10.8.    Assignee's Tax Liability.....................................................      23

         11.      LLC Accounting........................................................................      23

                  11.1.    Method of Accounting.........................................................      23
                  11.2.    Fiscal Year..................................................................      23
                  11.3.    Financial and Business Records...............................................      23

                           11.3.1. Maintenance of Records and Accounts..................................      23
                           11.3.2. Required Records.....................................................      23
                           11.3.3. Supervision; Inspection of Books.....................................      24
                           11.3.4. Income Tax Data and Reports..........................................      24

         12.      Bank Accounts.........................................................................      24

         13.      Dispute Resolution....................................................................      24

                  13.1.    By Agreement or Arbitration .................................................      24
                  13.2.    Procedural Guidelines........................................................      25
                  13.3.    Prevailing Party.............................................................      25

         14.      Buy-Sell Provisions...................................................................      25

                  14.1.    Offer .......................................................................      25
                  14.2.    Reply Notice.................................................................      26
                  14.3.    Closing......................................................................      26
                  14.4.    Payment of Purchase Price ...................................................      26
                  14.5.    Default......................................................................      26
                  14.6.    Conditions to Invoking Buy-Sell Procedure....................................      27
                  14.7.    Timing ......................................................................      27

         15.      Dissolution, Liquidation and Termination of the LLC...................................      27

                  15.1.    Limitations. ................................................................      27

DESCRIPTION                                                                                                PAGE NO.
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                  15.2.  Cause of Dissolution. .......................................................        27
                  15.3.  Continuation of the LLC......................................................        28
                  15.4.  Authority to Wind Up.........................................................        28
                  15.5.  Liquidation of the LLC.......................................................        28

                         15.5.1.  Cash Distributions and Profit and Loss Allocations
                                  During Liquidation..................................................        28
                         15.5.2.  Distributions.......................................................        28
                                  15.5.2.1. Expenses..................................................        28
                                  15.5.2.2. Reserves..................................................        28
                                  15.5.2.3. Liquidating Distributions.................................        29

                         15.5.3.  Negative Capital Accounts...........................................        29

                  15.6.  Filing Certificate of Cancellation...........................................        29

         16.      Meetings of Members ................................................................        29

                  16.1.  Call and Place of Meetings...................................................        29
                  16.2.  Notice of Meeting............................................................        29
                  16.3.  Quorum.......................................................................        30
                  16.4.  Adjournment of Meetings......................................................        30
                  16.5.  Meetings Not Duly Called, Notice or Held.....................................        30
                  16.6.  Waiver of Notice.............................................................        30
                  16.7.  Consent to Action Without Meeting............................................        30
                  16.8.  Proxies......................................................................        31

         17.      Miscellaneous.......................................................................        31

                  17.1.  Notices and Consents.........................................................        31
                  17.2.  Waiver of Notice.............................................................        31
                  17.3.  Severability.................................................................        31
                  17.4.  Captions.....................................................................        31
                  17.5.  Gender, Etc..................................................................        31
                  17.6.  Binding Agreement............................................................        31
                  17.7.  Applicable Law...............................................................        32
                  17.8.  Entire Agreement.............................................................        32
                  17.9.  Agreement in Counterparts....................................................        32
                  17.10. No Third-Party Beneficiary...................................................        32
                  17.11. Member Guarantees............................................................        32

EXHIBIT A - MEMBERS
APPENDIX 1 - DEFINITIONS
APPENDIX 2 - SPECIAL ALLOCATIONS
APPENDIX 3 - ARV RESPONSIBILITIES
APPENDIX 4 - DKL RESPONSIBILITIES
APPENDIX 5 - PROMISSORY NOTE

                               OPERATING AGREEMENT
                                       OF
                          PROSPECT PARK RESIDENCE, LLC
                      A NEW YORK LIMITED LIABILITY COMPANY


                  THIS OPERATING AGREEMENT, effective as of _______________, 1996, is entered into among those Persons listed on Exhibit A as the Members.

                  In consideration of the mutual promises contained herein, the parties agree as follows:

         1.       FORMATION.

                  1.1. DEFINITIONS. Capitalized terms used herein shall have the meanings set forth on Appendix 1 .

                  1.2. FORMATION. The LLC was formed on December 1, 1995 pursuant to the LLC Act and other applicable laws of New York.

                  1.3. NAME AND PLACE OF BUSINESS. The name of the LLC is Prospect Park Residence, LLC. The initial principal place of business for the LLC shall be 270 Sylvan Avenue, Englewood Cliffs, New Jersey 07632, until the Property is in operation, at which time it shall be changed to 1 Prospect Park West, Brooklyn, New York.

                  1.4. PURPOSE. The primary purpose of the LLC is to acquire and renovate the Project and thereafter hold, manage and otherwise operate the Project, and do all things reasonably incidental to or in furtherance of that business.

                  1.5. CONFLICTS OF INTEREST. Any Member or any officer, director, employee, shareholder or other person holding a legal or beneficial interest in any entity which is a Member, may engage in or possess an interest in other business ventures of every kind, independently or with others, some of which may be competitive with the LLC, and neither the LLC nor any of the Members shall have any right by virtue of this Agreement in or to such other business ventures or to the income or profits derived therefrom.

                  1.6. AGENT FOR SERVICE OF PROCESS. Until such time as the Members have appointed a different person to act in the State of New York as the agent of the LLC for service of process, the LLC's agent for service of process in the State of New York shall be Epstein, Becker and Green, whose address is 250 Park Avenue, New York, New York, Attention: Phillip Gassel, Esq.

                  1.7. TERM. The LLC commenced upon the Effective Date and shall continue until July 1, 2046, unless its existence is sooner terminated in accordance with the provisions of this Agreement or as otherwise provided by law.

         2.       MEMBERSHIP.

                  2.1. INITIAL MEMBERS. The initial Members of the LLC are set forth on Exhibit A, each of whom is admitted, subject to Section 3.1 hereof, to the LLC as a Member as of the Effective Date.

                  2.2. GENERAL REPRESENTATIONS AND WARRANTIES. Each Member hereby represents and warrants to the LLC and each other Member as follows:

                           2.2.1. AUTHORIZATION. If the Member is an
organization, that it is duly organized, validly existing, and in good standing under the law of its state of organization and that it has full power and authority to execute and enter into this Agreement and to perform its obligations hereunder and that all actions necessary for the due authorization, execution, delivery and performance by that Member of this Agreement have been duly taken. In addition, each individual executing this Agreement on behalf of a Member represents and warrants that he or she is duly authorized to execute and deliver it on behalf of that Member.

                           2.2.2. COMPLIANCE WITH OTHER INSTRUMENTS. The
Member's authorization, execution, delivery, and performance of this Agreement do not conflict with any other agreement or arrangement to which the Member is a party or by which the Member is bound.

                           2.2.3. PURCHASE ENTIRELY FOR OWN ACCOUNT. The Member
is acquiring the Member's interest in the LLC for the Member's own account for investment purposes only and not with a view to or for the resale or distribution thereof and has no obligation or agreement of any kind with any Person to sell, transfer or pledge to any Person the Member's interest or any part thereof nor does the Member have any plans to enter into any such obligation or agreement.

                           2.2.4. INVESTMENT SOPHISTICATION. By reason of the
Member's business or financial experience, the Member has the capacity to protect the Member's own interests in connection with the transactions contemplated hereunder. In addition, the Member is able to bear the risks of an investment in the LLC, and at the present time could afford a complete loss of such investment.

                           2.2.5. ACCESS TO INFORMATION. The Member is aware of
the LLC's business affairs and financial condition and has acquired sufficient information about the LLC to reach an informed and knowledgeable decision to acquire an interest in the LLC.

                           2.2.6. FEDERAL AND STATE SECURITIES LAWS. The Member
acknowledges that the Shares have not been registered under the Securities Act of 1933 or any state securities laws, inasmuch as they are being acquired in a transaction not involving a public offering, and, under such laws, may not be resold or transferred by the Member without appropriate registration or the availability of an exemption from such requirements. The Member is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act of 1933.

                           2.2.7. LEGENDS. The Member acknowledges that any
certificates issued evidencing Shares in the LLC shall bear a legend to the effect that the Shares have not been registered under the Securities Act of 1933 and are subject to the restrictions on transferability and sale set forth in this Agreement and under the Securities Act of 1933.

                  2.3. LLC SHARES. Except as otherwise set forth herein, in managing the affairs of the LLC and voting on any matter that requires the vote at a meeting of the Members pursuant to the LLC Act, the Formation Certificate or this Agreement, each Member shall vote in the proportion that such Member's Shares bear to the Total Shares Outstanding. Ownership of the LLC shall be divided into and represented by Shares of the LLC. The LLC shall issue a single class of Shares. The total number of Shares which the LLC is authorized to issue shall be 100.

                  2.4. ADDITIONAL MEMBERS. Additional Persons may be issued Shares of the LLC and admitted to the LLC as Members upon such terms and conditions as the Members may determine.

                  2.5. ADMISSION OF SUBSTITUTE MEMBERS. No Assignee of Shares of the LLC shall be admitted as a Substitute Member and admitted to all the rights of the Member who assigned the Shares of the LLC without the approval of the Members. If so admitted, the Substitute Member shall have all the rights and powers and will be subject to all the restrictions and liabilities of the Member who assigned the Shares of the LLC. Admission of a Substitute Member shall not release an assigning Member from any liability to the LLC which the assigning Member incurred prior to the assignment.

                  2.6. RESIGNATION OR WITHDRAWAL OF A MEMBER. Except as specifically provided below, and subject to the provisions for transfer contained in Section 10, no Member shall have the right to resign or withdraw from membership in the LLC or withdraw the Member's interest in the capital.

                  2.7. COMPENSATION OF MEMBERS. Unless otherwise expressly approved by the Management Committee, no Member shall be entitled to any compensation for services or activities undertaken in his capacity as a Member of the LLC.

                  2.8. DISSOCIATION OF A MEMBER. The death, expulsion, Bankruptcy or dissolution of a Member (i) will cause such Member to be a Dissociated Member, (ii) will terminate the continued membership of such Member in the LLC, and (iii) may or may not cause a dissolution of this LLC.

                  2.9. RIGHTS OF DISSOCIATING MEMBER. If any Member becomes a Dissociated Member:

                           2.9.1. If the dissociation causes a dissolution and
winding up of the LLC, the Dissociated Member shall be entitled to participate in the winding up of the LLC to the same extent as any other Member.

                           2.9.2. If the dissociation does not cause a
dissolution and winding up of the LLC, the LLC shall have the right to repurchase the Shares of the Dissociated Member from the legal representative of the Dissociated Member. The LLC shall exercise this right by delivery to the legal representative of notice of its election to purchase the Shares within ninety (90) days of the date on which the LLC learns of the event causing the dissociation. The repurchase price shall be an amount equal to the Fair Market Value of the Shares of the Dissociated Member on the Valuation Date and shall be paid within one year of the date of the LLC's notice of election to purchase.

                           2.9.3. If the dissociation does not cause a
dissolution and winding up of the LLC and the LLC does not elect to repurchase the Shares, the legal representative of the Dissociated Member may request admission to the LLC as a Substitute Member. If the legal representative requests that it be admitted as a Substitute Member within ninety (90) days of the expiration of the LLC's right to repurchase and is denied Substitute Member status, the legal representative shall be entitled to (i) demand, within thirty
(30) days from the date of such denial, that the LLC repurchase the Dissociated Member's Shares for an amount equal to the Fair Market Value of the Shares as of the date of such demand, the full amount of which shall be paid within one year of the date of demand; or (ii) to continue as an Assignee. If no request for Substitute Member status is made within the ninety (90) day period referred to above, the legal representative of the Dissociated Member shall thereafter have only the rights of an Assignee under this Agreement.

                           2.9.4. If the Shares of a Dissociated Member are
purchased under this Section, interest on the Fair Market Value shall accrue from the Valuation Date until the full Fair Market Value is paid. The interest rate shall be the short-term applicable federal rate published by the Internal Revenue Service for the month in which the Valuation Date occurs.

         3.       CAPITAL CONTRIBUTIONS.

                  3.1. INITIAL CONTRIBUTIONS. The initial Capital Contribution of each Member shall be the cash amount set forth next to that Member's name on EXHIBIT A, which is the amount that Member has contributed to date towards satisfaction of the buyer's down payment and due diligence obligations under the Purchase Agreement. In the event a Member has not made such contributions, such Member agrees to immediately fund the amount of contribution not made.

                  3.2. ISSUANCE OF SHARES. In exchange for the initial Capital Contributions of the Members, the Members shall be admitted as Members of the LLC and shall have that number of Shares set forth opposite their names on Exhibit A.

                  3.3. LOANS OR ADDITIONAL CONTRIBUTIONS.

                           3.3.1. ACQUISITION FINANCING. The Members contemplate
that the LLC will not be able to obtain third-party financing to acquire the Project. ARV shall, to the extent not otherwise obtained from third-party financing, loan the LLC Two Million Nine Hundred Seventy Thousand Dollars ($2,970,000), which is the balance of the Purchase Price required to acquire the Project under the Purchase Agreement (the "Acquisition Loan"). The Acquisition Loan will be evidenced by a promissory note made by the LLC to ARV in the form attached hereto as APPENDIX 5. The Acquisition Loan shall be due and payable in full on or before the first year anniversary of the date thereof (the "First Anniversary"), unless extended as provided in Section 3.3.3 below. The Acquisition Loan, as may be modified from time to time, is guaranteed by ARV and DKL in proportion to their initial ownership of Shares.

                           3.3.2. CONSTRUCTION AND PERMANENT FINANCING. Subject
to Section 4.2.3.2 of the Agreement, ARV shall have the power, authority and responsibility on behalf of the LLC to use good faith efforts to obtain financing (the "Construction/Permanent Loan") for the rehabilitation and operation of the Project. Specifically, it is the goal of the LLC to obtain Construction/Permanent Financing (i) in the interim basis, sufficient to repay the Acquisition Loan, fund pre-development costs and repay Initial Capital Contributions and (ii) on the construction and permanent financing basis, sufficient to pay the remaining balance of the Acquisition Loan, if any, and to pay all costs required to rehabilitate the Project in accordance with the rehabilitation plan approved by the Management Committee. It is not anticipated that the Construction/Permanent Financing will be sufficient to fund the initial operating losses and the lease deposit required under a sale/leaseback. Such unfinanced amounts, which are expected to be funded through Capital Contributions, are expected to be approximately $1,500,000. ARV's rights under this Section include the right to select the lender, negotiate the loan terms, and present same to the Management Committee for approval. At ARV's option, the Construction/Permanent Loan may be in the form of a traditional mortgage loan, a sale and leaseback or another financing structure, and may be recourse if the Management Committee finds that non-recourse financing is unavailable on satisfactory terms. ARV shall not be required to guaranty any Construction/Permanent Loan, lease or other obligation unless DKL and the DKL Members are willing to join in such guaranty. To the extent, however, that such a guaranty is a condition of a Construction/Permanent Loan that is acceptable to ARV, DKL and the Management Committee, ARV, DKL and the DKL Members shall each join in such guaranty.

                           3.3.3. INABILITY TO SECURE FINANCING.

                                   3.3.3.1. DKL ASSUMES RESPONSIBILITY. If ARV
is unable to secure the Construction/Permanent Loan on or before the First Anniversary, the term of the Acquisition Loan shall be extended for an additional eight (8) months (i.e., the Acquisition Loan will be due and payable in full on or before the last day of the twentieth (20th) month after the date thereof), and DKL shall, for sixty (60) days after the First Anniversary (the "DKL Financing Period"), have the same right, power and responsibility as ARV had under Section 3.3.2 to attempt to obtain the Construction/Permanent Loan on behalf of the LLC.

                                   3.3.3.2. SALE TO HIGHEST BIDDER. If (i) DKL
has not obtained a loan commitment acceptable to the Management Committee for the Construction/Permanent Loan within the DKL Financing Period or (ii) such loan is not funded pursuant to the terms thereof, the Project shall be put on the market and, subject to Section 3.3.3.3 below, sold to the party who makes the highest bid on terms and conditions reasonably acceptable to the Management Committee within one hundred eighty (180) days after the end of the DKL Financing Period. Either Member may bid on the Project and ARV may credit bid the outstanding balance of the Acquisition Loan.

                                   3.3.3.3. SALE AT A LOSS. Concurrently with
the sale, the LLC will be dissolved and, through escrow, the proceeds of the sale shall be distributed to the Members as appropriate. If the proceeds from the sale of the Project to the highest bidder will be insufficient to pay off the Acquisition Loan and all other amounts owed to ARV or DKL under this Agreement, the accounting upon the dissolution of the LLC will require one of the Members (the "Debtor Member") to make a payment ( the "Shortfall") to the other Member (the "Creditor Member"). In such event, the Debtor Member shall be required to pay the Shortfall to the Creditor Member concurrently with the closing. If the Debtor Member is unwilling or unable to pay the Shortfall in full at the closing, the Creditor Member shall have the right but not the obligation to acquire the Project at the same price and on the same terms as it was to be sold to the highest bidder and the Shortfall shall be immediately due and payable.

                                   3.3.3.4. DKL'S RIGHTS TO MAKE PAYMENT ON THE
ACQUISITION LOAN. DKL shall have the unilateral right to make partial payments representing up to fifty percent (50%) of all amounts owing under the Acquisition Loan. In the event of any such payments, (i) the amount so paid shall be deemed an additional Capital Contribution by DKL, (ii) ARV shall be deemed to have concurrently made an additional Capital Contribution in an equal amount and (iii) the balance of the Acquisition Loan shall be reduced by the sum of the payment by DKL and the deemed Capital Contribution by ARV.

                           3.3.4. OTHER LOANS OR ADDITIONAL CONTRIBUTIONS.
Whenever the Management Committee determines that the capital of the LLC is or is presently likely to become insufficient for the conduct of its business, the Management Committee shall raise the additional funds needed from one or both of the following sources:

                                    3.3.4.1. LOANS. To the extent approved by
the Management Committee, any Member may lend money to the LLC in addition to that Member's Capital Contribution. Any such loan shall be a debt of the LLC to that Member, shall bear interest at such rate and be payable on such terms as approved by the Management Committee. Any such loan shall not increase the lending Member's Capital Contribution.

                                    3.3.4.2. ADDITIONAL CONTRIBUTIONS. To the
extent that the necessary amounts are not raised from Member loans or any third party loans approved by the Management Committee, the Members shall make additional Capital Contributions in cash no later than thirty (30) days after the determination is made as to the need for, and amount of, such additional Capital Contributions. Each Member's share of the total additional Capital Contributions required shall be in the proportion that such Member's Shares bears to the Total Shares Outstanding, as the same may from time to time change in accordance with the provisions of Section 3.4.

                  3.4. DEFAULT IN MAKING CONTRIBUTIONS.

                           3.4.1. REMEDIES. Subject to Section 3.4.4, if, at any
time, any Member (the "Defaulting Member") fails to make an additional Capital Contribution required of it under Section 3.3 within the appropriate period, that failure shall constitute conclusive evidence that the Defaulting Member has granted to the Members making the required contributions (the "Nondefaulting Members") the option to exercise any of the remedies provided under Sections
3.4.2 and 3.4.3. These remedies are in addition to any other rights or remedies granted by law or in equity, including, without limitation, filing suit seeking consequential and incidental damages arising from the Defaulting Member's default. The Management Committee shall notify each Member in writing of the total amount of the Capital Contributions not made.

                           3.4.2. CONTRIBUTION LOAN. The Nondefaulting Members,
or a portion of them, on a pro rata basis based on their respective number of Shares or as they may otherwise determine, may elect, by written notice to the Defaulting Member, to advance the Defaulting Member's contribution to the LLC. If an advance is made, that advance shall constitute a loan ("Contribution Loan") from those Nondefaulting Members to the Defaulting Member and a Capital Contribution to the LLC by the Defaulting Member. The Contribution Loan shall bear interest equal to the lesser of (a) three percentage points over the prime commercial lending rate published from time to time in The Wall Street Journal or (b) the maximum rate allowed by law. Until such time as the Contribution Loan, together with accrued interest, has been fully repaid, those Nondefaulting Members shall (a) have a lien on the Defaulting Member's Shares and the defaulting Member shall pledge such Member's Shares to the Nondefaulting Member, and (b) shall be entitled to repayment of the Contribution Loan from any cash distributions by the LLC which would otherwise be made to the Defaulting Member. If capital is distributed to the Members before liquidation, or if this LLC is dissolved and the assets liquidated before the Contribution Loan is repaid, any distribution of capital or profits otherwise allocable to the Defaulting Member shall be first applied toward the repayment of the Contribution Loan plus accrued interest, and any remaining balance shall then be distributed to the Defaulting Member. If, however, the Defaulting Member delivers to those Nondefaulting Members within ninety (90) days after the date of receipt of notice under Section 3.4.1, an amount equal to the Contribution Loan made by those Nondefaulting Members to the Partnership together with the accrued interest, the Defaulting Member shall then not be considered to be in default under this Agreement and the pledge shall be terminated null and void.

                           3.4.3. OTHER REMEDIES. If the Nondefaulting Members
make the Contribution Loan on behalf of the Defaulting Member under Section 3.4.2, and the Defaulting Member has not repaid the Contribution Loan within the 90-day time period provided under Section 3.4.2, then those Nondefaulting Members may, at any time after the expiration of that 90-day period, while the Contribution Loan is outstanding, elect by written notice to all Members to do one of the following:

                                    3.4.3.1. SHARE REDUCTION. Treat the
Contribution Loan as a Capital Contribution by those Nondefaulting Members so that the number of Shares held by the Nondefaulting Members shall be increased, pro rata, and the number of Shares held by the Defaulting Member shall be decreased, by a number equal to the Defaulting Member's Shares at the time multiplied by a fraction, the numerator of which is the amount of the unpaid balance of the Contribution Loan plus accrued and unpaid interest and the denominator of which is the sum of (i) the balance at such time of capital contributed by the Defaulting Member less capital distributions to such Defaulting Member, plus (ii) the amount of the unpaid balance of the Contribution Loan plus accrued and unpaid interest. If the Members' Shares are adjusted as provided above, the Defaulting Member shall no longer be in default under this Agreement and shall not be required to repay the Contribution Loan from that Nondefaulting Member.

                                    3.4.3.2. PURCHASE OF SHARES. The
Nondefaulting Members, on a pro rata basis, may purchase the Defaulting Member's Shares for their Fair Market Value. In such event, the Defaulting Member shall continue to be liable for payment of the Contribution Loan plus accrued interest, the Defaulting Member's accrued distributions to the time its interest in the LLC is acquired shall continue to be assigned, all as provided in Section 3.4.2., and the amount payable by the Nondefaulting Members to the Defaulting Member in payment for the Defaulting Member's interest in the LLC shall be offset against the unpaid Contribution Loan and accrued and unpaid interest thereon.

                           3.4.4. EXCEPTION. Notwithstanding anything to the
contrary in Section 3.4, the provisions of Section 3.4 shall not apply to any Member who would otherwise be considered a Defaulting Member if such Member then has outstanding loans to the LLC and a Capital Account balance which together exceed the Nondefaulting Members' outstanding loans to the LLC and Capital Account balances, taken together.

                  3.5. INTEREST. No Member shall earn any interest on his Capital Contributions to or share of the capital of the LLC.

                  3.6. INDIVIDUAL CAPITAL ACCOUNTS. A Capital Account shall be established and maintained on the LLC's books for each Member. The balance of each Member's Capital Account shall be calculated in accordance with the following provisions:

                           3.6.1. ADDITIONS TO CAPITAL ACCOUNT. Each Member's
Capital Account shall be increased by: (a) the amount of cash and the agreed upon value of property contributed to the LLC by the Member; and (b) the Member's distributive share of the items of income or gain comprising the LLC's Profit for each taxable year.

                           3.6.2. SUBTRACTIONS FROM CAPITAL ACCOUNT. Each
Member's Capital Account shall be decreased by: (a) the amount of cash and the Gross Asset Value of any LLC property distributed to such Member pursuant to any provision of this Agreement (net of liabilities encumbering such distributed property that the recipient Member is considered to assume pursuant to Code
Section 752); and (b) such Member's distributive share of items of deduction or loss comprising the LLC's Loss for each taxable year.

                           3.6.3. COMPLIANCE WITH REGULATIONS. The foregoing
provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Sections 1.704-1(b) and 1.704-2 of the Regulations, and shall be interpreted and applied in a manner consistent with the Regulations. If the Members determine that it is prudent to modify the manner in which the Capital Accounts are computed in order to comply with the Regulations, the Members may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Member upon dissolution of the LLC.

                           3.6.4. CAPITAL ACCOUNT ADJUSTMENT. If the Gross Asset
Values of LLC assets are adjusted as described in the definition of Gross Asset Value in Appendix 1, the Capital Accounts of all Members shall be adjusted simultaneously to reflect the aggregate net adjustment as if the LLC recognized gain or loss equal to the amount of such net adjustment.

         4. MANAGEMENT AND RESTRICTIONS.

                  4.1. MANAGEMENT COMMITTEE. Except for situations in which the approval of the Members is required by statute, the Certificate or this Agreement, the LLC shall be managed and controlled by the Management Committee.

                  4.2. MANAGEMENT COMMITTEE RESPONSIBILITIES. The business of the LLC shall be managed by and under the direction of the Management Committee who may do all such lawful acts and things as are not by statute or by the Certificate or this Agreement required to be done by the Members. The Management Committee's responsibilities shall be carried out as follows:

                           4.2.1. BY ARV. ARV shall, on behalf of the LLC and
the Management Committee, have the power, authority and responsibility to perform the ARV Responsibilities. Any action taken by any ARV Committee Member in the performance of any of the ARV Responsibilities shall be an action taken on behalf of the Management Committee and the LLC for all purposes. No separate Management Committee approval shall be required.

                           4.2.2. BY DKL. DKL shall, on behalf of the LLC and
the Management Committee, have the power, authority and responsibility to perform the DKL Responsibilities. An action taken by any DKL Committee Member in the performance of any of the DKL Responsibilities shall be an action taken on behalf of the Management Committee and LLC for all purposes. No separate Management Committee approval shall be required.

                           4.2.3. BY MANAGEMENT COMMITTEE. The Management
Committee shall, on behalf of the LLC, have the power, authority and responsibility to perform all other duties and responsibilities not included in the ARV Responsibilities and the DKL Responsibilities. The Committee Members shall devote such time and attention to the performance of the Management Committee's responsibilities as is reasonably necessary or appropriate. Each Committee Member shall be entitled to one vote and Management Committee decisions shall be made by majority vote. Any Committee Member shall be entitled to vote by proxy in the same manner as Members may vote by proxy under Section
16.8. The Management Committee's responsibilities shall include, without limitation, the following:

                                    4.2.3.1. The adoption and/or modification of
a Project rehabilitation and operating budget and plan for the LLC;

                                    4.2.3.2. Consummation of any
Construction/Permanent Loan or any other financing or refinancing required for the rehabilitation and/or operation of the Project;

                                    4.2.3.3. Any partnership, joint venture or
other business arrangement with any other person or entity;

                                    4.2.3.4. Filing any application to any
governmental agency that binds the LLC;

                                    4.2.3.5. Approval of (i) the construction
contract, the owner/architect contract and other contract of material significance to the rehabilitation of the Project and (ii) any contract or subcontract involving an Affiliate of a Member;

                                    4.2.3.6. The expenditure of, or commitment
to spend, more than $15,000 on any single LLC expense or group of related expenses, except for any expenditures and spending commitment within either the ARV Responsibilities or the DKL Responsibilities, or that is authorized in the approved development and operating budget;

                                    4.2.3.7. The transfer, compromise or release
of any LLC claim exceeding $15,000;

                                    4.2.3.8. Retaining accountants, attorneys
and other professionals for the LLC;

                                    4.2.3.9. The selection and hiring of the
LLC's officers;

                                    4.2.3.10. Any loan from a Member to the LLC;

                                    4.2.3.11. The terms and conditions of any
sale of the Project; or

                                    4.2.3.12. Any other decision or action which
the Management Committee is authorized or required to take under this Agreement, or which, by its nature, may reasonably be expected to have a material affect on the LLC or any of its assets or operations.

                           4.2.4. COOPERATION. Notwithstanding the allocation of
the ARV Responsibilities to ARV and the DKL Responsibilities to DKL, each Member agrees to cooperate with the other Members in connection with the performance of their respective responsibilities hereunder and shall sign such documents and take such actions as may be reasonably required in connection therewith.

                  4.3. POWER OF ATTORNEY. By executing this Agreement, the Members hereby appoint the Management Committee their attorney-in-fact to act in their names to:

                           4.3.1. Execute and acknowledge and, to the extent
necessary, to file and record:

                                    4.3.1.1. The Certificate and all instruments
amending or canceling the Certificate; and

                                    4.3.1.2. Amendments to this Agreement for
the purpose of correcting an error or omission or satisfying the requirements or conditions imposed by any federal or state governmental agency, and for the purpose of admitting persons or entities as additional or substituted Members of the LLC as provided for in this Agreement.

                           4.3.2. Take any further action which such
attorney-in-fact deems necessary or advisable in connection with any of the foregoing.

The foregoing appointment is a special power of attorney coupled with an interest, is irrevocable and shall survive the Bankruptcy of a Member; may be exercised by the Management by the signature of an authorized member of the Management Committee as attorney-in-fact for all the Members. This special power of attorney does not supersede any other part of this Agreement nor is it to be used to deprive the other Members of any of their rights.

                  4.4. IMPASSES. If the Management Committee reaches an impasse concerning any decision which it has the responsibility to make and that impasse cannot be resolved within a reasonable time under the circumstances but in any event not longer than thirty (30) days, either ARV or DKL shall have the right to (a) submit the matter for resolution by binding arbitration under Section 13 below; or (b) exercise the buy-sell provisions as provided in Section 14 below.

                  4.5. AUTHORITY OF MEMBERS.

                  Notwithstanding anything to the contrary in this Agreement, the Management Committee may not do or permit to be done any of the following without the express approval of all Members:

                           4.5.1. Voluntarily cause the dissolution of the LLC;

                           4.5.2. Transfer all or a significant part of the
LLC's assets except in the ordinary course of business, or engage in any material recapitalization or merger;

                           4.5.3. The admission of additional Members; or

                           4.5.4. Take any action which would make it impossible
to carry on the business of the LLC.

                  4.6. FEES. ARV and DKL shall be entitled to receive fees for the performance of their respective responsibilities hereunder:

                           4.6.1. PROJECT MANAGEMENT. As consideration for the
performance of its Project management responsibilities under this Agreement, each month commencing on the date on which the Project receives a certificate of occupancy or is otherwise available for occupancy, ARV shall be entitled to receive an amount equal to the greater of (i) two and one-half percent ( 2 1/2%) of the gross revenue of the Project from all sources, including funds received from the rental of office space at the Property, and (ii) Nine Thousand Four Hundred Dollars ($9,400). ARV shall not be responsible for any direct or onsite Project management costs.

                           4.6.2. CONSTRUCTION. As consideration for performing
the construction manager's responsibilities for the rehabilitation of the Project under this Agreement, DKL shall be paid a fee of four percent (4%) of the hard construction costs for the rehabilitation of the Project. The fee shall be paid monthly from the Construction/Permanent Loan draws. DKL shall not be responsible for any direct or onsite Project construction costs.

                  4.7. AMENDMENT OF CERTIFICATE OR AGREEMENT. The Management Committee shall amend the Formation Certificate or this Agreement as necessary to reflect any changes as a result of any action taken by the Members.

                  4.8. LIABILITY OF MEMBERS TO THE OTHER MEMBERS AND THE LLC; INDEMNITY OF MEMBERS.

                           4.8.1. LIABILITY. Except as otherwise specifically
set forth herein, no Member or any Affiliates, employees or agents shall be liable to the other Members because any taxing authorities disallow or adjust income, deductions or credits in the LLC income tax returns. Furthermore, no Member or any Affiliates, employees or agents shall have any personal liability for the repayment of the Capital Contributions of the Members except as provided in this Agreement. In addition, the doing of any act or the omission to do any act by any Member, the effect of which may cause or result in loss or damage to the LLC, if done in good faith and in accordance with sound business practices and otherwise in accordance with the terms of this Agreement, shall not subject the Member or the Member's successors or assigns to any liability.

                           4.8.2. INDEMNIFICATION.

                                    4.8.2.1. The LLC shall indemnify and hold
the Management Committee and the Members harmless from and against any loss, claims, damages, liabilities, expenses, judgments, fines or settlements arising from any claims (including reasonable legal expenses and other costs of defense), demands, actions, suits or proceedings (civil, criminal, administrative or investigative) in which they may be involved, as a party or otherwise, by reason of their management of, or involvement in, the affairs of the LLC, or rendering of advice or consultation with respect thereto, or which relate to the LLC, its properties, business or affairs, if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in, or not opposed to, the best interests of the LLC, and, with respect to any criminal proceeding, had no reasonable cause to believe the conduct of the indemnitee was unlawful. The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the indemnitee did not act in good faith and in a manner which the indemnitee reasonably believed to be in, or not opposed to, the best interests of the LLC or that the indemnitee had reasonable cause to believe that the indemnitee's conduct was unlawful (unless there has been a final adjudication in the proceeding that the indemnitee did not act in good faith and in a manner which the indemnitee reasonably believed to be in or not opposed to the best interests of the LLC; or that the indemnitee did have reasonable cause to believe that the indemnitee's conduct was unlawful).

                                    4.8.2.2. The LLC may also indemnify any
Person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the LLC by reason of the fact that such Person is or was an officer, employee or agent of the LLC. However, no Person shall be entitled to indemnification hereunder for any conduct arising from the gross negligence or willful misconduct of that Person or reckless disregard in the performance of that Person's duties hereunder.

                                    4.8.2.3. Expenses (including attorneys'
fees) incurred in defending any proceeding under Section 4.8.2.1 or 4.8.2.2 may be paid by the LLC in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the indemnitee to repay such amount if it is ultimately determined that the indemnitee is not entitled to indemnity.

                                    4.8.2.4. The indemnification provided by
this Section shall not be deemed to be exclusive of any other rights to which any Person may be entitled under any agreement, or as a matter of law, or otherwise, both as to action in a Person's official capacity and to action in another capacity.

                                    4.8.2.5. The Management Committee shall have
power to purchase and maintain insurance for the benefit of the LLC, the Members, officers, employees or agents of the LLC and any other indemnitees at the expense of the LLC whether or not the LLC would be permitted to indemnify such Persons against such liability under the provisions of this Agreement.

         5.       OFFICERS.

                  5.1. APPOINTMENT OF OFFICERS. The officers of the LLC shall be appointed by the Management Committee and shall include a President and a Secretary. The Management Committee may appoint one person to be Chairman and one to be Vice Chairman. The Management Committee may also appoint a Treasurer and/or one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers. Any number of offices may be held by the same person. The Management Committee may appoint such other officers and agents as they deem appropriate who shall hold their offices for such terms and shall exercise such powers and perform such duties as are determined by the Management Committee.

                  5.2. COMPENSATION OF OFFICERS. Members, their Affiliates, or their respective employees who serve as officers, shall serve without compensation. The compensation of any other officers and agents of the LLC shall be fixed by the Management Committee.

                  5.3. TERM OF OFFICE. The officers of the LLC shall hold office until their successors are chosen and qualified. Any officer elected or appointed by the Management Committee may be removed at any time by the Management Committee. Any vacancy occurring in any office of the LLC shall be filled by the Management Committee.

                  5.4. DUTIES OF CHAIRMAN. The Chairman, if any, shall preside at all meetings of the Members at which the Chairman is present. The Chairman shall have and may exercise such powers as are, from time to time, assigned to the Chairman by the Management Committee and as may be provided by law.

                  5.5. DUTIES OF VICE-CHAIRMAN. In the absence of the Chairman, the Vice Chairman, if any, shall preside at all meetings of the Members at which the Vice Chairman is present. The Vice Chairman shall have and may exercise such powers as are, from time to time, assigned to the Vice Chairman by the Management Committee and as may be provided by law.

                  5.6. DUTIES OF PRESIDENT. The President shall be the chief executive officer of the LLC, and in the absence of the Chairman and Vice Chairman shall preside at all meetings of the Members. The President shall have general and active management of the day-to-day business and affairs of the LLC and shall see that all orders and resolutions of the Members are carried into effect. The President shall execute all contracts except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Management Committee to some other officer or agent of the LLC.

                  5.7. DUTIES OF VICE PRESIDENT. In the absence of the President, the Vice President, if any (or if there is more than one Vice President, the Vice Presidents in the order designated by the Management Committee, or in the absence of any designation, then in the order of their election), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents shall perform such other duties and have such other powers as the President or the Management Committee may prescribe.

                  5.8. DUTIES OF SECRETARY. The Secretary shall attend all meetings of the Members and record all the proceedings of the meetings of the Members in a book to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the Members and shall perform such other duties and have such other powers as the Management Committee or the President may prescribe.

                  5.9. DUTIES OF ASSISTANT SECRETARY. The Assistant Secretary, or, if there is more than one, the Assistant Secretaries in the order designated by the Members (or in the absence of any designation, then in the order of their election) shall, in the absence of the Secretary or in the event of the Secretary's inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Management Committee, President or Secretary may prescribe.

                  5.10. DUTIES OF TREASURER. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the LLC and shall deposit all money and other valuables in the name and to the credit of the LLC in such depositories as may be designated by the Members. The Treasurer shall disburse the funds of the LLC as may be ordered by the Members, taking proper vouchers for such disbursements, and shall render to the President and the Management Committee, at regular meetings, or when the Management Committee so require, an account of all transactions as Treasurer and of the financial condition of the LLC.

                  5.11. DUTIES OF ASSISTANT TREASURER. The Assistant Treasurer, or if there is more than one, the Assistant Treasurers in the order designated by the Management Committee (or in the absence of any designation, then in the order of their election) shall, in the absence of the Treasurer or in the event of the Treasurer's refusal or inability to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Management Committee may prescribe.

         6.       SHARE CERTIFICATES.

                  6.1. CERTIFICATES. Every Member of the LLC shall be entitled to have a certificate issued by the LLC evidencing such Member's membership interest in and ownership of the LLC.

                  6.2. REPLACEMENT CERTIFICATES. Except as provided in this Section, no new certificates for Shares shall be issued to replace a previously issued certificate unless that certificate is surrendered to the LLC and canceled at the same time. The Management Committee may, if any Share certificate is lost, stolen or destroyed, authorize the issuance of replacement certificates on such terms and conditions as the Management Committee may require. The Management Committee may require indemnification of the LLC secured by a bond or other adequate security sufficient to protect the LLC against any claim that may be made against it on account of the alleged loss, theft or destruction of the certificate or the issuance of the replacement certificate.

                  6.3. RIGHTS OF REGISTERED OWNER. The LLC shall be entitled to recognize the exclusive right of a Person registered on its books as the owner of Shares to receive dividends, and to vote as the owner, and to hold liable for calls and assessments a Person registered on its books as the owner of Shares. The LLC shall not be bound to recognize any Person as the owner of Shares, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of New York.

         7.       ALLOCATIONS OF PROFIT AND LOSS.

                  7.1. LOSS. After giving effect to the special allocations described in Appendix 2, Loss shall be allocated among the Members in accordance with their respective Capital Account balances.

                  7.2. PROFIT. After giving effect to the special allocations described in Appendix 2, Profit shall be allocated among the Members as follows:

                           7.2.1. First, among the Members proportionately in
accordance with any Loss previously allocated to them, less any Profit previously allocated; and

                           7.2.2. Second, in proportion to their Shares.

                  7.3. ALLOCATIONS FOR TAX PURPOSES.

                           7.3.1. TAX ALLOCATIONS. For income tax purposes each
item of income, gain, loss or deduction of the LLC shall be allocated among the Members in accordance with the method in which equivalent items of Profit or Loss are allocated pursuant to this Section.

                           7.3.2. PARTNERSHIP TAX TREATMENT. The Members intend
the LLC to be treated as a partnership for all federal income tax purposes. No Member shall assert, on any tax return or elsewhere, anything inconsistent with this intent, or do anything which could deny the LLC the intended partnership tax treatment.

                           7.3.3. ALLOCATIONS UPON TRANSFERS OF LLC INTERESTS.
Profit and Loss, together with corresponding tax items, shall be allocated between the transferring

Member and the Substitute Member using any method selected by the Management Committee which is permitted by Section 706 of the Code.

         8. DISTRIBUTIONS.

                  8.1. DISTRIBUTIONS OF CASH FLOW. Distributions shall be made to the Members at times determined by the Management Committee, but no less frequently than quarterly once the LLC generates positive cash flow. All Distributions shall be made as follows:

                           8.1.1. First, to repay any loans made by any Member
until the amount of loans outstanding to each Member is equalized;

                           8.1.2. Second, to repay prorata any loans made by any
Member;

                           8.1.3. Third, prorata to each Member a noncumulative,
compounded preferred return of 9% per annum on the undistributed portion of that Member's Capital Contribution;

                           8.1.4. Fourth, among the Members proportionately in
accordance with their relative Capital Contributions until their Adjusted Capital Contributions are zero; and

                           8.1.5. Fifth, in proportion to their Shares.

                  8.2. RETURN OF DISTRIBUTIONS IN CERTAIN CIRCUMSTANCES. Under the LLC Act, a member is obligated to return a distribution from a limited liability company to the extent that immediately after giving effect to the distribution all limited liability company unsecured liabilities to its creditors exceed the fair value of limited liability company assets (i.e. the limited liability company is insolvent). The Management Committee will endeavor to refrain from making any Distributions in such circumstances; however, a court may hold that, notwithstanding these provisions of this Agreement, the fair market value of the LLC assets is other than that determined by the Management Committee, and, accordingly, the Members may be liable to return to the LLC all or a portion of the Distributions received under such circumstances.

                  8.3. WITHHOLDING TAXES. If the LLC is obligated to withhold and pay any taxes with respect to any Member, any tax required to be withheld may be withheld from any Distribution otherwise payable to that Member, or in lieu thereof upon remittance to the appropriate tax authority may be charged to that Member's Capital Account as if the amount of such tax had been distributed to that Member.

         9. MEMBERS.

                  9.1. LIABILITY OF MEMBERS. The Members shall not be personally liable for any obligation of the LLC.

                  9.2. NO DISTRIBUTIONS IN KIND. Except as otherwise specifically set forth herein, the Members shall not have the right to demand or receive property other than cash in return of Capital Contributions or as to Distributions.

                  9.3. BANKRUPTCY OF A MEMBER. Upon the insolvency or bankruptcy of a Member, the LLC shall not dissolve or terminate and the representative of that Member shall have such rights of that Member as are necessary for the purpose of settling or managing the affairs and the same power as that Member had to constitute an Assignee of that Member's interest as a Substitute Member, but the representative shall not become a Substitute Member without complying with the requirements of Section 10.

         10. TRANSFER OF LLC INTERESTS.

                  10.1. TRANSFER. Any Member may Transfer any portion of the Member's Shares only if (i) the Transferring Member has complied with the Right of First Refusal imposed by Section 10.5; (ii) the Assignee has agreed in writing to assume all of the obligations of the Transferring Member with respect to the Shares Transferred (including the obligations imposed hereunder as a condition to any Transfer), and (iii) the Management Committee shall have concluded (which conclusion may be based upon an opinion of counsel satisfactory to them) that such assignment or disposition would not (a) result in a violation of the Securities Act of 1933 as amended, or any other applicable statute of any jurisdiction; (b) result in a termination of the LLC for federal or state income tax purposes or result in the LLC being taxed as a corporation for federal income tax purposes; or (c) result in a violation of any law, rule or regulation by the Member, the Assignee, the LLC or the other Members.

                  10.2. TRANSFER VOID. Any purported Transfer of Shares in contravention of this Section shall be void and of no effect.

                  10.3. RIGHTS OF ASSIGNEES. An Assignee of Shares has no right to vote or to participate in the management of the business and affairs of the LLC or to become a Member. The Assignee is only entitled to receive Distributions and to be allocated the Profit and Loss attributable to the Shares Transferred to the Assignee.

                  10.4. ADMISSION OF PERMITTED TRANSFEREES. The Shares of any Member shall be Transferable free from any Right of First Refusal if (i) the Transfer occurs by reason of or incident to the death, dissolution, liquidation, merger or termination of the transferor Member, (ii) the transferee is a Permitted Transferee, and (iii) the Permitted Transferee agrees in writing to be bound by the terms and conditions of this Agreement as fully as if the Permitted Transferee were an original signatory hereto. A Permitted Transferee will be admitted as a Substitute Member only in accordance with Section 2.6.

                  10.5. RIGHT OF FIRST REFUSAL.

                           10.5.1. GRANT. The LLC is hereby granted the Right of
First Refusal exercisable in connection with any proposed Transfer of Shares other than permitted Transfers under Section 10.4.

                           10.5.2. NOTICE OF INTENDED DISPOSITION. If a Member
desires to accept a bona fide third-party offer for the Transfer of any or all of the Member's Shares, Member shall promptly (i) deliver to the Secretary of the LLC the Disposition Notice, and (ii) provide satisfactory proof that the disposition of the Target Shares to such third-party offeror would not be in contravention of the provisions set forth in Section 10.1.

                           10.5.3. EXERCISE OF RIGHT. The LLC shall, for a
period of twenty- five (25) days after receipt of the Disposition Notice, have the right to repurchase any or all of the Target Shares specified in the Disposition Notice upon substantially the same terms as specified therein. Such right shall be exercisable by delivery of the Exercise Notice to the Transferring Member before the end of the twenty-five (25) day exercise period.

                           10.5.4. SECONDARY RIGHT OF OTHER MEMBERS. If the LLC
does not exercise its Right of First Refusal with respect to all of the Target Shares within the twenty-five (25) day period set forth in the previous Section, the other Members shall, for a period of fifteen (15) days following the expiration of the LLC's Right of First Refusal, have the right to purchase any or all of the Target Shares specified in the Disposition Notice upon substantially the same terms as specified therein. Such right shall be exercisable by delivery of the Member Exercise Notice to the Transferring Member prior to the expiration of the fifteen (15) day exercise period. The Member Exercise Notice shall set forth the number of Target Shares which the exercising Member desires to purchase. If the Members delivering Member Exercise Notices desire to purchase more than the total number of Target Shares, then each exercising Member shall be permitted to purchase a pro rata amount of the Target Shares based upon the total number of Shares indicated in the Member Exercise Notices.

                           10.5.5. VALUATION. Should the purchase price
specified in the Disposition Notice be payable in property other than cash or evidences of indebtedness, the LLC shall have the right to pay the purchase price in the form of cash equal in amount to the Fair Market Value of such property. The closing shall then be held on the later of (i) the fifth business day following delivery of the Exercise Notice or (ii) the fifth business day after the Appraisal shall have been completed.

                           10.5.6. FULL EXERCISE OF RIGHTS. If the right of the
LLC or the Members is exercised with respect to all the Target Shares specified in the Disposition Notice, then the LLC or the Members (as the case may be) shall effect the purchase of the Target Shares, including payment of the purchase price, on the payment terms specified in the Disposition Notice; and the Transferring Member shall deliver to the LLC the certificates representing the Target Shares to be purchased, each certificate to be properly endorsed for transfer. The closing shall then be held on the later of (i) sixty (60) days following delivery of the Disposition Notice or (ii) five (5) business days after any necessary valuation shall have been made.

                           10.5.7. PARTIAL EXERCISE OF RIGHT. If the LLC or the
Members make a timely exercise of their rights which in the aggregate constitute less than all of the Target Shares specified in the Disposition Notice, the Transferring Member shall have the option, exercisable by written notice to the LLC delivered within thirty (30) days after the date of the Disposition Notice, to effect the Transfer of the Target Shares pursuant to one of the following alternatives:

                                    10.5.7.1. Transfer of all the Target Shares
to the third-party offeror identified in the Disposition Notice, but in full compliance with the requirements of Section 10.1, as if the LLC did not exercise the Right of First Refusal; or

                                    10.5.7.2. Sale to the LLC or the Members of
the portion of the Target Shares which the LLC or the Members have elected to purchase, such sale to be effected in substantial conformity with the provisions of this Section.

Failure of the Transferring Member to deliver timely notification to the LLC under this Section shall be deemed to be an election by the Transferring Member to sell the Target Shares pursuant to alternative specified in Section 10.5.7.2. above.

                           10.5.8. NON-EXERCISE OF RIGHT. If the LLC and the
Members do not exercise their purchase rights in accordance with this Section, the Transferring Member shall have a period of thirty (30) days thereafter in which to Transfer the Target Shares to the third-party offeror identified in the Disposition Notice upon terms and conditions no more favorable to such third-party offeror than those specified in the Disposition Notice; provided, however, that any such Transfer must not be effected in contravention of the provisions of Section 10.1. If the Transferring Member does not effect the Transfer of the Target Shares within the specified thirty (30) day period, the LLC's and the other Members' Right of First Refusal shall continue to be applicable to any subsequent disposition of the Target Shares by the Member.

                           10.5.9. RECAPITALIZATION/MERGER.

                                    10.5.9.1. Upon any share dividend, share
split, recapitalization or other transaction affecting the LLC's outstanding Shares without receipt of consideration, then any new, substituted or additional securities or other property which is by reason of such transaction distributed with respect to the Shares shall be immediately subject to the LLC's Right of First Refusal hereunder, but only to the extent the Shares are at the time covered by such right.

                                    10.5.9.2. Upon (i) a merger or consolidation
in which the LLC is not the surviving entity or (ii) a disposition of all or substantially all of the LLC's assets, (iii) a reverse merger in which the LLC is the surviving entity but in which the LLC's outstanding Shares are transferred in whole or in part to Person or Persons other than those who held the Shares immediately prior to the merger, or (iv) any transaction effected primarily to change the state in which the LLC is organized, or to create a holding company structure, the LLC's Right of First Refusal shall remain in full force and effect and shall apply to the new securities or other property received in exchange for the Shares in consummation of the transaction, but only to the extent the Shares are at the time covered by such right.

                  10.6. MARITAL DISSOLUTION OR LEGAL SEPARATION.

                           10.6.1. GRANT. In connection with the dissolution of
the marriage or the legal separation of any Member, the LLC shall have the Special Purchase Right, exercisable at any time during the thirty (30) day period following the LLC's receipt of the required Dissolution Notice, to purchase from the Member's spouse any or all Shares which are or would otherwise be awarded to such spouse incident to the dissolution of marriage or legal separation in settlement of any marital property rights such spouse may have in the Shares. The Special Purchase Right shall not apply to any Shares retained by the Member.

                           10.6.2. NOTICE OF DECREE OR AGREEMENT. Each Member
shall promptly provide the LLC with written notice of (i) the entry of any court order resolving the property rights of the Member and the Member's spouse in connection with their marital dissolution or legal separation or (ii) the execution of any agreement relating to the distribution or division of such property rights. The Dissolution Notice shall be accompanied by a copy of the actual decree of dissolution or settlement agreement between the Member and the Member's spouse which provides for the award to the spouse of Shares in settlement of any marital property rights such spouse may have in such Shares.

                           10.6.3. EXERCISE OF SPECIAL PURCHASE RIGHT. The
Special Purchase Right shall be exercisable by delivery of the Purchase Notice to the Member and the Member's spouse within thirty (30) days after the LLC's receipt of the Dissolution Notice. The Purchase Notice shall indicate the number of the Shares to be purchased by the LLC, the date such purchase is to be effected (such date to be not less than five (5) business days, nor more than ten (10) business days, after the date of the Purchase Notice), and the amount which the LLC proposes to pay for such Shares. If the Member's Spouse does not agree to the amount proposed to be paid by the LLC, then the price to be paid shall be the Fair Market Value of the Shares as determined by Appraisal and the purchase shall occur ten (10) business days following the completion of the Appraisal. However, if the Fair Market Value is greater than one hundred ten percent (110%) of the purchase price set forth in the Purchase Notice, the LLC shall have the right to withdraw the Purchase Notice.

                  10.7. EFFECT OF CHARGING ORDER. If any Member's LLC interest becomes subject to a charging order, the following provisions shall govern the rights and obligations of the Member whose interest is so charged and the creditor in whose favor the charging order was entered:

                           10.7.1. A creditor who obtains a charging order shall
have no right to interfere in the management of the LLC or any other rights as a Member, except the same right to receive the allocations of Profit and Loss and the Distributions to which the Member whose interest is so charged would otherwise be entitled.

                           10.7.2. The interest of a Member so charged may not
be foreclosed upon or otherwise sold pursuant to court order without the consent of all of the Members, other than the Member whose interest is so charged.

                  10.8. ASSIGNEE'S TAX LIABILITY. An Assignee of any interest in the LLC which is taken by levy, foreclosure, charging order, execution or other similar proceeding shall receive both Federal and California Forms K-1 and report all income and loss on its income tax returns each year in accordance with Rev. Rul. 77-137, 1977-1 C.B. 178.

         11. LLC ACCOUNTING.

                  11.1. METHOD OF ACCOUNTING. The LLC books shall be kept on the accrual basis unless changed to the cash basis by the Management Committee.

                  11.2. FISCAL YEAR. The fiscal year of the LLC shall end on March 31 of each year unless changed by the Members in accordance with applicable tax laws.

                  11.3. FINANCIAL AND BUSINESS RECORDS.

                           11.3.1. MAINTENANCE OF RECORDS AND ACCOUNTS. The
Management Committee shall maintain or cause to be maintained financial and business records (including those identified in the LLC Act) in which shall be entered all transactions of the LLC.

                           11.3.2. REQUIRED RECORDS. The Management Committee
shall maintain or cause to be maintained at the principal place of business of the LLC all of the following records:

                                    11.3.2.1. A current list of the name and
last known business or residence address of each Member, together with the Capital Contribution and the share in the Profit, Loss and Distributions of each Member;

                                    11.3.2.2. A copy of the Certificate and all
amendments thereto, together with executed copies of any powers of attorney pursuant to which the Certificate or amendment has been executed;

                                    11.3.2.3. Copies of the LLC's federal and
state income tax or information returns and reports, if any, for the six (6) most recent taxable years;

                                    11.3.2.4. Copies of this Agreement and all
amendments thereto;

                                    11.3.2.5. Financial statements of the LLC
for the six (6) most recent fiscal years; and

                                    11.3.2.6. The LLC's books and records for at
least the current and past three (3) fiscal years.

                           11.3.3. SUPERVISION; INSPECTION OF BOOKS. The
Management Committee shall give notice to each Member of any significant changes in the location of the LLC's financial and business records. Such financial and business records shall be open to inspection, audit and copying by any Member, or the Member's designated representative, upon reasonable notice at any time during business hours for any purpose reasonably related to the Member's interest in the LLC. Any information so obtained or copied shall be kept and maintained in strictest confidence except as required by law.

                           11.3.4. INCOME TAX DATA AND REPORTS. The Management
Committee shall send or cause to be sent to the Members, within ninety (90) days after the end of each fiscal year, such information as is necessary for the Members to complete their federal and state income tax or information returns together with an annual report which shall include financial statements of the LLC which may, but are not required to, be audited by independent certified public accountants.

         12. BANK ACCOUNTS. All funds of the LLC are to be deposited in the LLC's name in such bank account or accounts as may be designated by the Management Committee and shall be withdrawn on the signature of persons as the Management Committee may authorize.

         13. DISPUTE RESOLUTION.

                  13.1. BY AGREEMENT OR ARBITRATION. The Management Committee and the Members shall attempt to resolve informally all disputes that arise under this Agreement.

Any such dispute that cannot be resolved informally shall be determined by binding arbitration conducted in New York County, New York by the American Arbitration Association or by any method of private arbitration upon which the Management Committee or the Members, as applicable, agree; provided, however, that any such private arbitration shall proceed in accordance with the procedural rules of the American Arbitration Association then in effect (the "Rules"). This provision shall not restrict the right of any Member to seek equitable remedies in a judicial proceeding pending the outcome of the arbitration.

                  13.2. PROCEDURAL GUIDELINES. Notwithstanding any provision in the Rules to the contrary, the following guidelines shall apply to arbitration under this Agreement:

                           13.2.1. The arbitration panel shall consist of three
persons, one chosen by ARV and the other chosen by DKL. The third panel member, who shall chair the arbitration panel, chosen by these two panel members.

                           13.2.2. The panel shall make all substantive
determinations by majority vote, and procedural matters may be determined by the chairman.

                           13.2.3. The disputing parties shall be permitted
discovery as provided in the New York Rules of Civil Procedure in effect at the time the third panel member is selected.

                           13.2.4. Unless otherwise agreed by the disputing
parties, the arbitration hearing shall be held no later than ninety (90) days following the selection of the third member of the arbitration panel, and the arbitration award shall be issued no later than thirty (30) days after the hearing.

                  13.3. PREVAILING PARTY. The successful or prevailing party in any arbitration or other proceedings brought under Section 13.1 shall be entitled to recover actual attorneys' fees (including fees for paraprofessionals and similar personnel and disbursements) and other costs it incurred in that action or proceeding, in addition to any other relief to which it may be entitled. The parties agree that actual attorneys' fees shall be based on the attorneys' fees actually incurred (based on the attorneys' customary hourly billing rates) rather than the court or arbitrator making an independent inquiry concerning reasonableness.

         14.      BUY-SELL PROVISIONS.

                  14.1. OFFER. Subject to the conditions set forth in Section
14.6 and 14.7 below, any Member (the "Electing Member"), provided that the Electing Member is not then in breach of this Agreement, may offer to buy all, but not less than all, of the Shares owned by any other Member (the "Offeree") by delivering to the Offeree a written notice (the "Buy- Sell Offer") stating the purchase price of the Shares (the "Purchase Price"). As part of the

Buy-Sell Offer, the Electing Member shall be required to relieve the Offeree, concurrent with the payment of the Purchase Price, of any and all outstanding guaranteed loans, including without limitation any guaranteed leases either made by a third party or by a Member to the LLC which the Offeree is liable for as a result of its involvement in the LLC, including, but not limited to, the Member Guaranties specified in Section 17.11 of this Agreement. The value of the LLC Shares, however, may be negative if the obligations of the LLC which are guaranteed by the Members is in excess of the value of the underlying assets of the LLC. In this event, the Offeree may be required to pay the Electing Member the negative valuation at the time of closing.

                  14.2. REPLY NOTICE. The Offeree shall have sixty (60) days after the receipt of the Buy-Sell Offer within which to send written notice (the "Reply Notice") to the Electing Member stating whether the Offeree will either
(a) sell to the Electing Member all of the Offeree's Shares or (b) buy from the Electing Member all of the Electing Member's Shares. If the Electing Member does not receive a Reply Notice within the 60-day reply period, the Offeree shall be conclusively deemed to have accepted the Electing Member's offer to purchase the Offeree's Shares, and a binding contract of purchase and sale shall be deemed to be formed between the Electing Member and the Offeree at the Purchase Price. If the Offeree elects to purchase, it shall purchase an equal number of Shares from the Electing Member, or all of the Electing Member's Shares, at the applicable Purchase Price per Share.

                  14.3. CLOSING. The closing for the purchase of the Shares pursuant to this Section 14 (the "Closing") shall be held at the principal office of the LLC, unless otherwise mutually agreed, on a date selected by the purchasing Member, but not more than sixty (60) days after the formation of a purchase contract upon the Offeror's receipt of a Reply Notice or the expiration of the 60-day period, as applicable, under Section 14.2 above.

                  14.4. PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid in cash at the Closing. All loans of the selling Member owing to the LLC shall be repaid to the LLC concurrently with the first payment of the Purchase Price. The Electing Member shall have the right, in his sole discretion, to elect to pay the Purchase Price, or such a portion thereof as may be required, to the LLC in payment, or partial payment, as applicable, of the selling Member's loans owing to the LLC. Likewise, all loans by the LLC owing to the selling Member, and all Contribution Loans owing to the selling Member by the buying Member, shall be paid in cash at the closing. The payment of such loans shall be a condition of the closing.

                  14.5. DEFAULT. If the purchasing Member does not close the purchase of Shares under this Section 14 as a result of this default, the selling Member shall have the right (but not the obligation), in addition to any other rights or remedies he may have to elect, by a notice (to be effective immediately) to the defaulting Member, (a) to purchase the defaulting Member's Shares at a purchase price equal to eighty-five percent (85%) of the Purchase Price of the defaulting Member's Shares; (b) to file suit for consequential and incidental damages arising from the defaulting Member's failure to close his purchase; or (c) to dissolve the LLC. The closing of the nondefaulting Member's purchase under this Section shall be held at the principal office of the LLC, unless otherwise mutually agreed, on a date selected by the nondefaulting Member not more than thirty (30) days after the nondefaulting Member's election notice is given. The Purchase Price shall be paid on the same terms and conditions as provided in Section 14.4.

                  14.6. CONDITIONS TO INVOKING BUY-SELL PROCEDURE. Notwithstanding anything to the contrary in this Agreement, the buy-sell procedure may not be invoked by a Member concerning a Management Committee decision unless and until the Management Committee has reached an impasse over that decision.

                  14.7. TIMING. The Buy-Sell provisions shall not be available to any Member while the Acquisition Loan specified in Section 3.3.1 of this Agreement is outstanding, or 20 months following the Effective Date of this Agreement, whichever is sooner.

         15. DISSOLUTION, LIQUIDATION AND TERMINATION OF THE LLC.

                  15.1. LIMITATIONS. The LLC may be dissolved, liquidated and terminated pursuant only to the provisions of this Section and the Members hereby waive all other rights that they may have to cause the dissolution of the LLC or sale or partition of any of its assets.

                  15.2. CAUSE OF DISSOLUTION. The first to occur of the following events shall cause the LLC to be dissolved:

                           15.2.1. The occurrence of a Dissolution Event and the
failure of the Members that remain to consent to continue the business of the LLC within ninety (90) days following the occurrence of the Dissolution Event;

                           15.2.2. The unanimous vote of the Members in favor of
dissolution and termination of the LLC;

                           15.2.3. The sale or other disposition of
substantially all of the LLC's assets and the receipt in cash of the proceeds thereof;

                           15.2.4. At the end of the term of the LLC;

                           15.2.5. The election of a Member to dissolve the LLC
under Section 14; or

                           15.2.6. The date on which the LLC is dissolved upon
the occurrence of any of the mandatory dissolution events listed in the LLC Act or otherwise by operation of law or decree of judicial dissolution.

                  15.3. CONTINUATION OF THE LLC. Upon the occurrence of a Dissolution Event, if there are at least two remaining Members, the remaining Members have the right to avoid dissolution of the LLC and elect to continue the business of the LLC on the same terms as this Agreement. Such right can be exercised by the vote of the Members to continue the business of the LLC within ninety (90) days after the occurrence of a Dissolution Event. Expenses incurred in the continuance of the LLC shall be deemed expenses of the LLC.

                  15.4. AUTHORITY TO WIND UP. The Management Committee shall have all necessary power and authority required to marshall the assets of the LLC, to pay its creditors, to distribute assets and otherwise wind up the business and affairs of the LLC. In particular, the Management Committee shall have the authority to continue to conduct the business and affairs of the LLC during the period of liquidation of the LLC insofar as such continued operation remains consistent, in the judgment of the Members, with the orderly winding up of the LLC.

                  15.5. LIQUIDATION OF THE LLC. Upon the dissolution of the LLC, the LLC shall be wound up and liquidated on a reasonably prudent basis and shall not engage in any activity except that necessary to wind up its business; the non-cash assets shall be liquidated; and the remaining assets shall be distributed as expeditiously as possible.

                           15.5.1. CASH DISTRIBUTIONS AND PROFIT AND LOSS
ALLOCATIONS DURING LIQUIDATION. During the winding up and liquidation period, the Members shall continue to receive Distributions and to share in Profit and Loss for tax purposes as provided in this Agreement. If the LLC is liquidated within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations, liquidating Distributions shall be made in compliance with Section 1.704-1(b)(2)(ii)(b)(2) of the Regulations.

                           15.5.2. DISTRIBUTIONS. Every LLC asset shall be
either distributed in kind or sold, as determined by the Management Committee. The assets shall be distributed according to the following priority:

                                    15.5.2.1. EXPENSES. First, to pay all
expenses of winding up, liquidating, and terminating the LLC, and second, to pay off all LLC obligations to third party creditors;

                                    15.5.2.2. RESERVES. Then, to the setting up
of any reserves which the Management Committee may deem reasonably necessary for any contingent or unforeseen obligations of the LLC, which reserves will be distributed when they are no longer needed; and

                                    15.5.2.3. LIQUIDATING DISTRIBUTIONS.
Liquidating Distributions shall be made, in compliance with Section 1.704-1(b)(2)(ii)(b)(2) of the Regulations, only to the Members, if any, who have positive Capital Accounts (or in the ratio of such Capital Account balances, if more than one Member shall have a positive Capital Account balance and the amount to be distributed is less than the sum of the positive Capital Account balances). If any Member's interest in the LLC is "liquidated" within the meaning of Section 1.761-1(d) of the Regulations, liquidating Distributions, if any, shall be made to such Member in the same amounts and at such times as would have been made to such Member, in accordance with the foregoing provision of this Section, if the LLC itself were being "liquidated." Liquidating Distributions shall in all events be made after there shall be distributed to each Member current Distributions required pursuant to Section 8. In the case of a liquidation of a Member's interest in the LLC where there is no liquidation of the LLC, the liquidating Distributions to such Member shall be made in accordance with the provisions of the preceding sentence on the same basis as if there were a liquidation of the LLC.

                           15.5.3. NEGATIVE CAPITAL ACCOUNTS. Upon dissolution,
any Member who has a negative Capital Account balance shall be obligated to pay the Member with a positive Capital Account balance the total amount of the negative balance in cash.

                  15.6. FILING CERTIFICATE OF CANCELLATION. Upon dissolution of the LLC, the Management Committee shall execute and file a Certificate of Cancellation in the office of the Secretary of State. If there is no Management Committee, then the Certificate of Cancellation shall be filed by the remaining Members. If there are no remaining Members, the Certificate of Cancellation shall be filed by the last Person to be a Member; however, if there is no such Person, the Certificate of Cancellation shall be filed by the legal or personal representatives of the Person who was last a Member.

         16. MEETINGS OF MEMBERS.

                  16.1. CALL AND PLACE OF MEETINGS. Meetings of the Members at the principal place of business of the LLC or at any place designated by the President may be called pursuant to the written request of the President or of Members representing more than ten percent (10%) of the Total Outstanding Shares, for consideration of any of the matters as to which Members are entitled to vote.

                  16.2. NOTICE OF MEETING. Immediately upon receipt of written notice stating that the Member or Members request a meeting on a date which shall not be less than ten (10) nor more than sixty (60) days after receipt of the notice by the President, the President shall immediately give notice to all Members. The notice shall state the place, date and hour of the meeting and the general nature of the business to be transacted. No business other than the business stated in the notice of the meeting may be transacted at the meeting. Notice shall be addressed to each Member at the address appearing on the books of the LLC for the Member.

                  16.3. QUORUM. At any duly held or called meeting of Members, a majority of the Total Outstanding Shares represented by proxy or in person shall constitute a quorum. The Members present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Members to leave less than a quorum, if any action taken, other than adjournment, is approved by the vote of holders of a number of Shares sufficient to approve such action as required by this Agreement or by the LLC Act.

                  16.4. ADJOURNMENT OF MEETINGS. An LLC meeting at which a quorum is present may be adjourned to another time or place and any business which might have been transacted at the original meeting may be transacted at the adjourned meeting. If a quorum is not present at an original meeting, that meeting may be adjourned by the vote of a majority of the Shares represented either in person or by proxy. Notice of the adjourned meeting need not be given to Members entitled to notice if the time and place thereof are announced at the meeting at which the adjournment is taken, unless the adjournment is for more than forty-five (45) days or if, after the adjournment, a new record date is fixed for the adjourned meeting in which case notice of the adjourned meeting shall be given to each Member of record entitled to vote at the adjourned meeting.

                  16.5. MEETINGS NOT DULY CALLED, NOTICE OR HELD. The transactions of any meeting of Members, however called and noticed, and wherever held, shall be as valid as though consummated at a meeting duly held after regular call and notice, if a quorum is present at that meeting, either in person or by proxy, and if, either before or after the meeting, each of the Members entitled to vote, not present in person or by proxy, signs either a written waiver of notice, a consent to the holding of the meeting, or an approval of the minutes of the meeting.

                  16.6. WAIVER OF NOTICE. Attendance of a Member at a meeting shall constitute waiver of notice, except when that Member objects, at the beginning of the meeting, to the transaction of any business on the ground that the meeting was not lawfully called or convened. Attendance at a meeting is not a waiver of any right to object to the consideration of matters required to be described in the notice of the meeting and not so included, if the objection is expressly made at the meeting. Any Member approval at a meeting shall be valid only if the general nature of the proposal is stated in any written waiver of notice.

                  16.7. CONSENT TO ACTION WITHOUT MEETING. Any action that may be taken at any meeting of the Members may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by Members having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all Members entitled to vote thereon were present and voted. If the Members are requested to consent to a matter without a meeting, each Member shall be given notice of the matter to be voted upon in the manner described in Section 16.2. If Members representing more than ten percent (10%) of the Total Outstanding Shares request a meeting for the purpose of discussing or voting on the matter so noticed, notice of a meeting shall be given pursuant to Section 16.2 and no action shall be taken until the meeting his held. Unless delayed by a request for a meeting, any action taken without a meeting shall be effective fifteen (15) days after the required minimum number of votes have signed consents to action without a meeting; however, the action shall be effective immediately if Members having at least ninety percent (90%) of the Total Outstanding Shares sign consents to action without a meeting.

                  16.8. PROXIES. Every Member entitled to vote may authorize another person or persons to act by proxy with respect to that Member's interest in the LLC.

         17. MISCELLANEOUS.

                  17.1. NOTICES AND CONSENTS. Whenever, under the provisions of the LLC Act, the Certificate or this Agreement, notice is required to be given to any Member, it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, addressed to such Member at the Member's address as it appears on the records of the LLC with postage thereon prepaid, and such notice shall be deemed to be given forty-eight (48) hours after the notice is deposited in the United States mail. Notice to Members may also be given by facsimile and deemed received when sent during regular business hours, or otherwise immediately upon the opening of business the next regular business day. All consents required or allowed in this Agreement must be in writing and signed by the consenting party in order to be effective.

                  17.2. WAIVER OF NOTICE. Any required notice may be waived in writing by the Person entitled thereto.

                  17.3. SEVERABILITY. Each provision hereof is intended to be severable and the invalidity or illegality of any portion of this Agreement shall not affect the validity or legality of the remainder hereof.

                  17.4. CAPTIONS. Section captions in this Agreement are for convenience only and shall not be used in interpreting its provisions.

                  17.5. GENDER, ETC. The masculine gender shall include the feminine and neuter genders and the singular shall include the plural.

                  17.6. BINDING AGREEMENT. Subject to the restrictions on assignment herein, the provisions of this Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the Members. In addition, all references to a party include, bind and inure to the benefit of the party's partners, officers, directors, agents, employees, successors in interest and assigns.

                  17.7. APPLICABLE LAW. Except as otherwise provided in the Guaranty, all the provisions of this Agreement shall be construed under the laws of New York (without reference to any conflicts of law principles). To the extent permitted by governing law, this Agreement shall constitute a waiver by each Member of all rights under the LLC Act which are inconsistent with the provisions of this Agreement, and to the extent permitted by governing law, the provisions of this Agreement shall override the provisions of the LLC Act to the extent of such inconsistency or contradiction.

                  17.8. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties hereto with respect to the matters set forth herein and supersedes any prior understanding or agreement, oral or written, with respect thereto.

                  17.9. AGREEMENT IN COUNTERPARTS. This Agreement may be executed in several counterparts and all so executed shall constitute one Agreement, binding on all the parties hereto, notwithstanding that all the parties are not signatories to the original or the same counterpart.

                  17.10. NO THIRD-PARTY BENEFICIARY. The provisions of this Agreement are intended to be for the benefit of the Members and the LLC only and shall not confer any right or claim upon, or otherwise inure to the benefit of, any creditor of, or other third party having dealings with the LLC.

                  17.11. MEMBER GUARANTIES. All of the DKL obligations under this Agreement, as may be amended from time to time by ARV and DKL (with or without the consent of the DKL Members), are hereby jointly and severally guaranteed by the DKL Members. Such guarantee, without limitation, extends to DKL's obligation to pay fifty percent (50%) of the Acquisition Loan and any other loan made by ARV to the LLC. Likewise, ARV shall be liable to DKL for fifty percent (50%) of any loans made by DKL and/or DKL Members to the LLC. In the event ARV, DKL and the Management Committee agree to the terms of any Construction/Permanent Financing which requires the guarantee of ARV, DKL and the DKL Members hereby agree to execute guarantees jointly and severally obligating such parties for such Construction/Permanent Financing. The form and substance of the guarantee shall be agreed to by the LLC, DKL and ARV. Whether or not any party, including ARV, DKL or any DKL Member fails or refuses to execute such guarantee, ARV shall as between themselves be responsible for fifty percent (50%) and DKL and the DKL Members, jointly and severally, shall be responsible for fifty percent (50%) of such Construction/Permanent Financing. However, as between such guarantors and any lender, such liability shall be joint and several. In the event the LLC does not satisfy its obligations under any obligation guaranteed by any Member, either Member may make partial or total payment thereon. In addition to any other rights under law and equity, the paying Member shall be deemed to have a lien on the nonpaying Member's Shares and shall be entitled to the repayment of the nonpaying Member's share of any payments made by the paying Member, along with interest thereon as afforded by law, from any cash distributions by the LLC which would otherwise be made to the nonpaying Member. The guarantees provided for herein are continuing and shall remain effective for any obligations which are renewed, extended, compromised, refinanced, or restructured from time to time. The guarantors hereunder waive all notices or formalities which they may be entitled to under applicable law.

                         [SIGNATURES ON FOLLOWING PAGE]

                  The parties hereto have entered into this Agreement as of the date first above written.


                            DKL:

                            DKL VENTURES, LLC., a New Jersey limited liability company

                            By:           / s /  Leonard Kohl
                                     --------------------------------------
                                     Leonard Kohl, Member

                            By:           / s / Stanley Diamond
                                     --------------------------------------
                                     Stanley Diamond, Member

                            By:           / s / Alan Litt
                                     --------------------------------------
                                     Alan Litt, Member

                            ARV:

                            ARV ASSISTED LIVING, a California corporation

                            By:           / s /  Gary L. Davidson
                                     --------------------------------------
                                     Its:     Gary L. Davidson, Chairman of
                                              the Board

                            DKL MEMBERS. Each of the DKL Members by
                            signing below agree to the terms of
                            Paragraph 17.11 Member Guaranties:

                                          / s /  Leonard Kohl
                                     --------------------------------------
                                     Leonard Kohl

                                          / s /  Stanley Diamond
                                     --------------------------------------
                                     Stanley Diamond

                                          / s /  Alan Litt
                                     --------------------------------------
                                     Alan Litt

                           [INTENTIONALLY LEFT BLANK]

                                    EXHIBIT A

                                     MEMBERS

        NAME AND ADDRESS                      CAPITAL CONTRIBUTION                         NUMBER OF SHARES
DKL Ventures, LLC                             $280,000                                            50
c/o Castle American
Enterprises, L.L.C.
270 Sylvan Avenue
Englewood Cliffs, NJ 07632
Attention:  Stanley Diamond

ARV Assisted Living, Inc.                     $280,000                                            50
245 Fischer Avenue, D-1
Costa Mesa, CA 92626
Attention: Legal Department

                                   APPENDIX 1

REFERENCES TO "SECTIONS" OR "PARAGRAPHS" CONTAINED IN THIS APPENDIX, UNLESS OTHERWISE IDENTIFIED, ARE REFERENCES TO THE SECTIONS OR PARAGRAPHS OF THE OPERATING AGREEMENT OF PROSPECT PARK RESIDENCE, LLC, OF WHICH THIS APPENDIX IS A PART.

                  ACCOUNTING PERIOD. The period beginning on the 1st of January and ending on the 31st of December; provided, however, that the first Accounting Period shall commence on the date of formation of the LLC and shall end on December 31, 1995; and provided, further, that a new Accounting Period shall commence on any date on which an Additional or Substituted Member is admitted to the LLC or a Member ceases to be a Member for any reason.

                  ADDITIONAL MEMBER. A Member admitted as a Member after the date this Agreement becomes effective.

                  ADJUSTED CAPITAL ACCOUNT DEFICIT. Shall mean, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

                  (a) Credit to such Capital Account any amounts which Member is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentence of Section 1.704-1(b)(4)(iv)(f) and 1.704-2(i)(5) of the Regulations; and

                  (b) Debit to such Capital Account the items described in Sections 1.704- 1(b)(2)(ii)(d)(5) and (6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

                  ADJUSTED CAPITAL CONTRIBUTION. With respect to any Member, as of any day, that amount which is equal to the Capital Contribution of that Member reduced by all Distributions to that Member. If any Member Transfers all or any portion of the Member's Shares in accordance with the terms of this Agreement, the Assignee shall succeed to the Adjusted Capital Contribution of the Transferring Member to the extent it relates to the Transferred Shares.

                  AFFILIATE.

                  (a) Any Person directly or indirectly controlling, controlled by or under common control with another Person;

                  (b) A Person owning or controlling ten percent (10%) or more of the outstanding voting securities of such other Person;

                  (c) Any officer, director, partner or member of such Person;
and

                  (d) If such other Person is an officer, director, partner or member, any company for which such Person acts in any such capacity.

                  APPRAISAL. Each of the parties requiring an interest or property to be valued shall appoint an appraiser and give notice of the appointment to the other. If either fails to appoint an appraiser, the appraiser appointed by the other shall be the sole appraiser. Each appraiser appointed shall have at least five (5) years experience appraising interests or property similar to that for which valuation is being sought. Each appraiser shall establish Fair Market Value by reference to such indicators of value as the appraisers deem relevant, and to the parties' relative participation in the interest or property for which valuation is being sought. If two appraisers are appointed, they shall independently appraise the Fair Market Value within thirty
(30) days after notice of appointment of the second appraiser. If the higher appraisal is less than one hundred ten percent (110%) of the lower appraisal, then the Fair Market Value shall be the average of the two appraisals. If not, the two appraisers shall attempt to elect a third appraiser. If no third appraiser is agreed upon within ninety (90) days after appointment of the second appraiser, either party may ask the presiding judge of the highest court of the county in which the LLC's principal office is located to appoint a third appraiser. The third appraiser shall be a person who has not previously acted in any capacity for either party. The parties in interest shall each pay the fees of the appraiser they appoint, and shall share equally the fees of any appointed third appraiser and the fee charged by any judge to make such appointment. Within thirty (30) days after selection of the third appraiser, the third appraiser shall select one of the two appraisals, and such appraisal shall be the Fair Market Value.

                  ARV. ARV Assisted Living, Inc., a California corporation.

                  ARV RESPONSIBILITIES. The duties described on Appendix 3 that ARV has the authority and responsibility to perform on behalf of the LLC.

                  ASSIGNEE. A transferee or a Permitted Transferee of Shares who has not been admitted as a Substitute Member.

                  BANKRUPTCY. Means with respect to any Person that a petition shall have been filed by or against such Person as "debtor" and the adjudication of such Person as a bankrupt under the provisions of the bankruptcy laws of the United States of America shall have commenced, or that such Person shall have made an assignment for the benefit of its creditors generally or a receiver shall have been appointed for substantially all of the property and assets of such Person.

                  CAPITAL ACCOUNT. An individual capital account to be maintained for each Member in accordance with Section 3.5.

                  CAPITAL CONTRIBUTION. The amount of cash or the Gross Asset Value of property contributed to the LLC by each Member. Capital Contributions shall not include amounts paid to any person with respect to any assignment of Shares or any interest therein or with respect to any substitution of a Member.

                  CODE. The Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent revenue laws.

                  COMMITTEE MEMBERS. The six (6) persons appointed to the Management Committee by ARV and DKL.

                  DEPRECIATION. For each fiscal year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis.

                  DISPOSITION NOTICE. The notice to be delivered by a Member indicating that Member's desire to Transfer that Member's Shares.

                  DISSOCIATED MEMBER. A Member whose death, expulsion, Bankruptcy or dissolution causes that Member to become dissociated from the LLC.

                  DISSOLUTION EVENT. The death, expulsion, Bankruptcy, or dissolution of a Member.

                  DISSOLUTION NOTICE. The notice to be given by a Member with respect to a dissolution of marriage or similar event.

                  DISTRIBUTIONS. Any cash or other property distributed to Members arising from their interests in the LLC.

                  DKL. DKL Ventures, LLC, a New Jersey limited liability company.

                  DKL MEMBERS. Leonard Kohl, Stanley Diamond and Alan Litt as individuals.

                  DKL RESPONSIBILITIES. The duties described on Appendix 4 that DKL has the authority and responsibility to perform on behalf of the LLC.

                  ECONOMIC RISK OF LOSS. Shall have the meaning set forth in
Section 1.752-2 of the Regulations.

                  EFFECTIVE DATE. The date on which the Formation Certificate is filed with the New York Secretary of State.

                  EXERCISE NOTICE. The notice to be given by the LLC indicating its intent to exercise its Right of First Refusal.

                  FAIR MARKET VALUE. The value of an interest or property as determined by mutual consent of the parties in interest or, if those parties cannot agree on a value within ten (10) days after the event causing the need for valuation, by Appraisal.

                  FORMATION CERTIFICATE. The Certificate of Organization of the LLC, duly filed and amended, as herein required, in accordance with the laws of New York.

                  GROSS ASSET VALUE. With respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                  (a) The initial Gross Asset Value of any asset contributed by a Member to the LLC shall be the gross fair market value of such asset, as determined by the contributing Member and the LLC;

                  (b) The Gross Asset Values of all LLC assets shall be adjusted to equal their respective gross fair market values, as determined by the Management Committee, as of the following times: (i) the acquisition of an additional interest in the LLC by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the Distribution by the LLC to a Member of more than a de minimis amount of LLC property other than money, unless all Members receive simultaneous Distributions of undivided interests in the distributed property in proportion to their interests in the LLC; and (iii) the termination of the LLC for federal income tax purposes pursuant to Code
Section 708(b)(1)(B);

                  (c) The Gross Asset Value of any LLC asset distributed to any Member shall be the gross fair market value on the date of Distribution; and

                  (d) If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraph (a) or (b) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profit and Loss.

                  LLC.   Prospect Park Residence, LLC.

                  LLC ACT. The New York Limited Liability Companies.

                  LLC MINIMUM GAIN. Shall have the meaning set forth in Section 1.704-2(d) of the Regulations.

                  MAJORITY VOTE. The vote of more than fifty percent (50%) of the Total Outstanding Shares.

                  MANAGEMENT COMMITTEE. The committee formed to manage and operate the LLC comprised of six (6) persons, three (3) of whom shall be appointed and may be removed by DKL and three (3) of whom shall be appointed and may be removed by ARV. The initial members of the Management Committee shall be
(a) Stanley Diamond, Leonard Kohl and Alan Litt for DKL and (b) Gary Davidson, John Booty and Sheila Muldoon for ARV.

                  MEMBER EXERCISE NOTICE. The notice to be given by non-Transferring Members indicating their intent to exercise their secondary Right of First Refusal.

                  MEMBER NONRECOURSE DEBT. Shall have the meaning set forth in
Section 1.704-2(b)(4) of the Regulations.

                  MEMBER NONRECOURSE DEDUCTIONS. Shall have the meaning set forth in Section 1.704-2(i)(2) of the Regulations. The amount of member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for an LLC fiscal year equals the excess, if any, of the net increase, if any, in the amount of Minimum Gain Attributable to Member Nonrecourse Debt during the fiscal year over the aggregate amount of any Distributions during that fiscal year to the Member that bears the economic risk of loss for such Member Nonrecourse Debt to the extent such Distributions are from the proceeds of such Member Nonrecourse Debt and are allocable to an increase in Minimum Gain Attributable to Member Nonrecourse Debt, determined in accordance with Section 1.704-1(b)(4)(iv)(h)(3) of the Regulations.

                  MEMBER'S SHARE OF LLC MINIMUM GAIN. Shall be calculated as set forth in Section 1.704-2(g)(1) of the Regulations.

                  MEMBER'S SHARE OF MINIMUM GAIN ATTRIBUTABLE TO MEMBER NONRECOURSE DEBT. Shall be calculated as set forth in Sections 1.704-2(i)(5) and 1.704(2)(g) of the Regulations.

                  MEMBERS. Refers collectively to all Persons who are admitted as members of the LLC. Reference to a "Member" shall be to any one of the Members.

                  MINIMUM GAIN ATTRIBUTABLE TO MEMBER NONRECOURSE DEBT. Shall have the meaning set forth in Section 1.704-2(i)(3) of the Regulations.

                  NONRECOURSE DEDUCTIONS. Shall have the meaning set forth in
Section 1.704-1(b)(1) of the Regulations. The amount of Nonrecourse Deductions for an LLC fiscal year equals the excess, if any, of the net increase, if any, in the amount of LLC Minimum Gain during that fiscal year over the aggregate amount of any Distributions during that fiscal year of proceeds of a Nonrecourse Liability that are allocable to an increase in Partnership Minimum Gain, determined according to the provisions of Section 1.704-2(c) of the Regulations.

                  NONRECOURSE LIABILITY. Shall have the meaning set forth in
Section 1.704- (b)(3) of the Regulations.

                  PERMITTED TRANSFEREE. Any member of such Member's immediately family, or a trust, corporation, limited liability company or partnership controlled by such Member or members of such Member's immediate family, or another Person controlling, controlled by, or under common control with such Member.

                  PERSON. A natural person, domestic or foreign corporation, partnership, limited liability company, trust, estate, association or any other individual or entity with legal capacity to enter into a contract.

                  PROFIT AND LOSS. For each fiscal year of the LLC, an amount equal to the taxable income or loss of the LLC, as the case may be, for such year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss and deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments: (a) if the Gross Asset Value of any LLC asset is adjusted pursuant to the provisions of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profit or Loss; (b) gain or loss resulting from any disposition of LLC property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;
(c) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with the definition of Depreciation; (d) any receipts of the LLC that are exempt from federal income tax and are not otherwise included in taxable income or loss shall be added to such taxable income or loss; and (e) any expenditures of the LLC described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations, and not otherwise taken in account in computing taxable income or loss pursuant to this paragraph, shall be subtracted from such taxable income or added to and taxable loss.

                  PROJECT. The retirement living project located on the Property.

                  PROPERTY. The real property located at One Prospect Park West, Brooklyn, New York, more particularly described in the Purchase Agreement.

                  PURCHASE AGREEMENT. That certain Sale and Purchase Agreement dated as of December 1, 1995, under which ARV has agreed to purchase the Project from Madonna Residence, a New York not-for-profit corporation.

                  PURCHASE NOTICE. The notice to be given by the LLC to a Member's spouse or former spouse indicating the intent to exercise the LLC's Special Purchase Right.

                  REGULATIONS. The Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

                  RIGHT OF FIRST REFUSAL. The right to purchase Shares under certain circumstances upon a proposed Transfer of Shares by a Member.

                  SHARES. The interests of the LLC representing voting interest and ownership in the LLC.

                  SPECIAL PURCHASE RIGHT. The right of the LLC to purchase the Shares of a Member's spouse or former spouse.

                  SUBSTITUTE MEMBER. An Assignee who has been admitted to all the rights of membership pursuant to this Agreement.

                  TARGET SHARES. The Shares desired to be Transferred by a Member to a third party.

                  TOTAL OUTSTANDING SHARES. The total number of Shares outstanding on the date in question.

                  TRANSFER. Any sale, conveyance, assignment, disposition or hypothecation.

                  VALUATION DATE. The date on which Shares are valued for purposes of this Agreement, which shall be the date the LLC learns of the event causing the Member to become a Dissociated Member.

                                   APPENDIX 2

REFERENCES TO "SECTIONS" OR "PARAGRAPHS" CONTAINED IN THIS APPENDIX, UNLESS OTHERWISE IDENTIFIED, ARE REFERENCES TO THE SECTIONS OR PARAGRAPHS OF THE OPERATING AGREEMENT OF PROSPECT PARK RESIDENCE, LLC, OF WHICH THIS APPENDIX IS A PART.

                  1. GENERAL. Except as otherwise provided in this Agreement, all items of LLC income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Profit or Loss, as the case may be, for the year. The Members are aware of the income tax consequences of the allocations made by
Section 7, as amended by this Appendix 2, and hereby agree to be bound by the provisions of this Agreement in reporting their shares of LLC income and loss for income tax purposes. For purposes of determining the Profit, Loss, or any other items allocable to any period, Profit, Loss, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Members using any permissible method under Code Section 706 and the Regulations thereunder.

                  2. EXCEPTIONS - NONRECOURSE DEBT.

                           2.1. MEMBER NONRECOURSE DEDUCTIONS. Notwithstanding
anything to the contrary contained in this Agreement, Member Nonrecourse Deductions shall be allocated to the Member that bears the Economic Risk of Loss for such Member Nonrecourse Debt. If more than one Member bears such Economic Risk of Loss, such Member Nonrecourse Deductions shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss.

                           2.2. LLC MINIMUM GAIN. If there is, for any fiscal
year of the LLC, a net decrease in LLC Minimum Gain, there shall be allocated to each Member, before any other allocation pursuant to Section 7 is made of LLC items for such fiscal year, items of income and gain for such year (and, if necessary, for subsequent years) in proportion to, and to the extent of, such Member's share of the net decrease in LLC Minimum Gain during such fiscal year within the meaning of Section 1.704-2(g)(2) of the Regulations. This Section 2.2 of Appendix 2 is intended to constitute a minimum gain "chargeback" provision within the meaning of Section 1.702-2(f) of the Regulations.

                           2.3. MINIMUM GAIN ATTRIBUTABLE TO MEMBER NONRECOURSE
DEBT. If there is, for any fiscal year of the LLC, a net decrease in the Minimum Gain Attributable to Member Nonrecourse Debt, there shall be allocated to each Member that has a Member's Share of Minimum Gain Attributable to Member Nonrecourse Debt at the beginning of such fiscal year before any other allocation for such fiscal year pursuant to Section 7 (other than an allocation required pursuant to Section 2.2 of this Appendix 2) is made of LLC items for such fiscal year, items of income and gain for such year (and, if necessary, for subsequent years) in proportion to, and to the extent of, such Member's share of the net decrease in the Minimum Gain Attributable to Member Nonrecourse Debt in accordance with Section 1.704-2(i)(4) of the Regulations.

                  3. QUALIFIED INCOME OFFSET. Except as provided in Section 2 of this Appendix 2, if any Member unexpectedly receives any adjustments, allocations or Distributions described in Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6) of the Regulations, there shall be specially allocated to such Member such items of LLC income and gain, at such times and in such amounts as will eliminate as quickly as possible any Adjusted Capital Account Deficit. To the extent permitted by the Code and the Regulations, any special allocations of items of income or gain pursuant to this Section 3 of Appendix 2 shall be taken into account in computing subsequent allocations of Profit or Loss so that the net amount of any items so allocated and the subsequent Profit or Loss allocated to the Members shall, to the extent possible, be equal to the net amounts that would have been allocated to each such Member if such unexpected adjustments, allocations or Distributions had not occurred.

                  4. GROSS INCOME ALLOCATION. Except as provided in Section 2 of this Appendix 2 if any Member has a deficit Capital Account at the end of any LLC fiscal year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(h)(5), each such Member shall be specially allocated items of LLC income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4 of Appendix 2 shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 4 have been made as if
Section 3 of this Appendix 2 and this Section 4 of Appendix 2 were not in the Agreement.

                  5. MEMBERS' LNTERESTS IN LLC PROFIT FOR PURPOSES OF SECTION
752. As permitted by Section 1.752-3 of the Regulations, the Members hereby specify that, solely for purposes of determining their respective interests in the Nonrecourse Liabilities of the LLC for purposes of Code Section 752, their interests in the Profit of the LLC shall be allocated among the Members in proportion to the number of Shares held by them.

                  6. CODE SECTION 754 ADJUSTMENTS. To the extent an adjustment to the adjusted tax basis of any LLC asset pursuant to Code Section 734(b) is required to be taken into account in determining Capital Accounts, pursuant to
Section 1.704-1(b)(2)(iv)(m) of the Regulations, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specifically allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

                  7. CODE SECTION 704(C) ALLOCATIONS. In accordance with Code
Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the LLC shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the LLC for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value in Appendix 1).

                  If the Gross Asset Value of any LLC asset is adjusted as described in the definition of Gross Asset Value in Appendix 1, subsequent allocations of income, gain, loss or deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

                  Any elections or other decisions relating to such allocations shall be made by the Manager in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 7 of Appendix 2 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing any person's Capital Account or share of Profit, Loss or Distributions pursuant to any provision of this Agreement.

                  8. CODE SECTION 38 PROPERTY. Notwithstanding any other provision of Section 7, if the LLC's Code Section 38 property is disposed of during any taxable year, Profit for such taxable year (and, to the extent such Profit is insufficient, Profit for subsequent taxable years), in an amount equal to the excess, if any, of (i) the reduction in the adjusted tax basis (or cost) of such property pursuant to Code Section 50(c), over (ii) any increase in the adjusted tax basis of such property pursuant to Section 50(c) caused by the disposition of such property, shall be excluded from the Profit allocated pursuant to Section 7.2 and shall instead be allocated among the Members in proportion to their respective shares of such excess, determined pursuant to
Section 9 of this Appendix 2. If more than one item of such property is disposed of by the LLC, the foregoing sentence shall apply to such items in the order in which they are disposed of by the LLC, so that Profit equal to the entire amount of such excess with respect to the first such property disposed of are allocated prior to any allocations with respect to the second property disposed of, etc.

                  9. BASIS INCREASES. If the adjusted tax basis of any Code
Section 38 property that has been placed in service by the LLC is increased pursuant to Code Section 50(c), such increase shall be specially allocated among the Members (as an item in the nature of income or gain) in the same proportions as the investment tax credit that is recaptured with respect to such property is shared among the Members.

                  10. BASIS REDUCTIONS. Any reduction in the adjusted tax basis (or cost) of the LLC's Code Section 38 property pursuant to Code Section 50(c) shall be specially allocated among the Members (as an item in the nature of expenses or losses) in the same proportions as the basis (or cost) of such property is allocated pursuant to Regulations Section 1.46-3(f)(2)(i) of the Regulations.

                  11. DEPRECIATION RECAPTURE. Each Member's allocable share of Profit which is characterized as ordinary income pursuant to Code Section 1245 or Section 1250 with respect to the disposition of an item of LLC property ("Recapture Income") shall bear the same ratio to the total Recapture Income of the LLC as such Member's share of past Depreciation deductions taken with respect to the item of property bears to all the Members' past Depreciation deductions with respect to the property.

                                   APPENDIX 3

                              ARV RESPONSIBILITIES


                  ARV shall have the power, authority and responsibility on behalf of the LLC to perform the following duties:

                  1. FINANCING. Subject to Sections 3.3.4 and 4.2.3.2 of the Agreement, arranging and coordination of all Project financing as provided in
Section 3.3.

                  2. LICENSING. Subject to Section 4.2.3.4 of the Agreement, processing for approval and obtaining the operating license(s) required from the State of New York and any other applicable governmental agencies having jurisdiction over the Project.

                  3. DESIGN. Subject to Section 4.2.3.5 of the Agreement, consultation with the Project architects and engineers concerning the Project rehabilitation.

                  4. PROJECT MANAGEMENT. Development and implementation of all aspects of managing the Project, including marketing, accounting and operations; provided, however, that ARV shall not be responsible to any direct or onsite Project management costs.

                                   APPENDIX 4

                              DKL RESPONSIBILITIES


                  DKL shall have the power, authority and responsibility on behalf of the LLC to perform the following duties:

                  1. PERMITS. Subject to Section 4.2.3.4 of the Agreement, processing for approval and obtaining all building permits and other governmental permits (except for the operating license(s) to be obtained by ARV) required for the Project rehabilitation.

                  2. DESIGN. Subject to Section 4.2.3.5 of the Agreement, coordinating the work of the Project's architects and engineers for the Project rehabilitation.

                  3. CONSTRUCTION MANAGEMENT. Subject to Section 4.2.3.5 of the Agreement, DKL shall be the construction manager for the Project rehabilitation; provided, however, that DKL shall not be responsible for providing onsite superintendents or for direct Project costs.

                                   APPENDIX 5

                                 PROMISSORY NOTE

$2,970,000                                                     February 23, 1996


                  FOR VALUE RECEIVED, Prospect Park Residence, LLC, a New York limited liability company (the "Borrower"), promises to pay the order of ARV Assisted Living, Inc., a California corporation, at its offices located at 245 Fischer Avenue, D-1, Costa Mesa, CA 92626-3545, or at such other place as the holder from time to time may designate in writing to the Borrower, the principal sum of Two Million Nine Hundred Seventy Thousand Dollars ($2,970,000), with interest at the rate of nine percent (9%) per annum, compounded annually, from the date hereof through and until February 23, 1997, when the entire balance of principal and interest shall be due and payable, unless earlier paid. Notwithstanding the above, the term of this note may be extended for an additional eight (8) months, and payment may be made on this note, all in accordance with Section 3.3 of the Prospect Park Residence, LLC Operating Agreement.

                  The failure of the maker hereof to pay the entire balance of principal and interest when due shall be an event of default under this Note. From and after the date of any such default, the rate of interest payable hereon shall be increased to the rate of sixteen percent (16%) per annum, compounded monthly. Further in such event, this note may be placed for collection by the holder hereof with an attorney at law, from and after which the maker hereof shall be liable for all reasonable costs of collection by the holder hereof.

                  The undersigned, and all other parties who at any time may be liable hereon in any capacity, jointly and severally, or a presentment of payment, demand, notice of dishonor, protest and notice hereof; consent to any renewals, extensions and partial payments on this note or the indebtedness for which it is given, and such renewals, extensions or partial payments shall not discharge any party from liability hereon.

                  The execution, delivery, performance, interpretation and enforcement of this note shall be governed by the laws of the State of New York.

                                        PROSPECT PARK RESIDENCE, LLC,
                                        a New York limited liability company

                                        By: ________________________________

                                            Its:   _________________________